UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AXIS CAPITAL HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General Meeting

of Shareholders and

2014 Proxy Statement

Your vote is important

Please vote by using the internet, the telephone,

or by signing, dating, and returning the enclosed proxy card

March 28, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Friday, May 9, 2014 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte & Touche Ltd., will be present to respond to questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

Friday, May 9, 2014 at 8:30 a.m. local time

AXIS Overbay Cottage 11 Waterloo Lane Pembroke HM 08, Bermuda

1.	To elect the four Class II Directors listed herein to hold office until 2017;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To appoint Deloitte & Touche Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 11, 2014

By Order of the Board of Directors,

Richard T. Gieryn, Jr.

Corporate Secretary

March 28, 2014

The Proxy Statement, the 2013 Annual Report to Shareholders and the Form 10-K

of AXIS Capital Holdings Limited for 2013 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

PROXY STATEMENT SUMMARY

AXIS Capital Holdings Limited 2014 General Annual Meeting	Friday, May 9, 2014 8:30 a.m. local time AXIS Overbay Cottage 11 Waterloo Lane Pembroke HM 08, Bermuda

Directions to the 2014 Annual General Meeting at AXIS Overbay Cottage may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

Definition	When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

Agenda	1.	The election of the four nominees for Class II Directors as identified in this proxy statement.
	2.	The approval, by non-binding vote, of the compensation paid to our named executive officers.
	3.	The appointment of Deloitte & Touche Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.
	4.	Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxies Solicited By	The Board of Directors of AXIS Capital Holdings Limited.

First Mailing Date	We anticipate mailing the proxy statement on March 28, 2014.

Record Date	March 11, 2014. On the record date, there were 110,250,697 outstanding common shares entitled to vote at the meeting.

Voting	Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Proxies	We will vote signed returned proxies “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of Deloitte as our independent public accountants for 2014 and “FOR” the approval of the compensation of our named executive officers, or “NEOs”, unless you vote differently on the proxy card.

Revoking Your Proxy	Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

2013 Company Financial Performance and Total Shareholder Return	2013 net income available to common shareholders was $684 million and return on average common equity (“ROACE”) was 13.1%, as compared to $495 million and 9.7%, respectively, in 2012.

PROXY STATEMENT SUMMARY 1

During 2013, we returned $591 million to shareholders, through $119 million in reinvested dividends and $472 million in share repurchases. Over the ten years since our 2003 initial public offering, the Company has repurchased approximately 80.7 million shares for a total of $2.7 billion.

The quarterly dividend was increased by 8% in December 2013 to $0.27 per share, representing the tenth consecutive annual dividend increase since we declared our first dividend following our initial public offering.

Our cumulative total shareholder return (stock price appreciation plus dividends) for the one and three-year periods ended in 2013 was 40.5% and 44.0%, respectively, compared to 32.4% and 56.8%, respectively, for the S&P 500 Index and 38.3% and 65.7%, respectively, for the S&P P&C Insurance Index.

From inception in 2002 through 2013, our ROACE has averaged 13.8%. Diluted book value per common share (“DBVPS”) rose at an annual compounded rate of 11.4% from 2002 through 2013 and diluted book value per common share, adjusted for accumulated dividends declared, increased at a 13.1% annual compounded rate for the same period.

2013 Shareholder Engagement and Executive Compensation Alignment	At the 2013 Annual General Meeting of Shareholders, less than a majority of shareholders voted to approve our NEOs’ compensation. In light of this “Say on Pay” vote outcome, our Compensation Committee Chairman and Lead Independent Director, as well as members of senior management, met with a number of the Company’s largest shareholders with cumulative shareholdings of approximately 27%, as well as leading proxy advisory firms, to discuss our executive compensation program in an effort to better understand the underlying reasons for our Say on Pay results. In addition, the Compensation Committee initiated and directed a comprehensive review of our executive compensation programs.

As a result of these efforts, we agreed to strengthen our pay-for-performance structure, enhance the link between our compensation performance measures and operating objectives, increase the variable components of our executive compensation, reduce executive compensation benchmarks, use distinct financial metrics for each compensation element and provide more transparent disclosure to our shareholders.

Incorporating feedback received from the shareholder outreach efforts and the comprehensive compensation program review, the Compensation Committee developed and adopted the AXIS Capital Holdings Limited 2013 Executive Long-Term Equity Compensation Program (“2013 Equity Program”) and the 2013 Executive Annual Incentive Plan (the “2013 Annual Incentive Plan”), instituted an executive compensation recoupment, or “clawback,” policy and approved an amendment to the Company’s Insider Trading Policy to prohibit the pledging or hedging of AXIS securities by all employees and directors. These changes to the Company’s executive compensation programs reflect three themes: (i) a commitment to an enhanced pay-for-performance philosophy with compensation more clearly linked to Company, business unit and individual performance; (ii) the expanded use of pre-defined metrics for the determination of annual incentive payments; and (iii) the introduction of performance criteria within our equity program for our NEOs, in addition to the performance criteria currently applicable to our CEO’s equity compensation.

2 PROXY STATEMENT SUMMARY

2013 Equity Program The Committee took the following actions with respect to the 2013 Equity Program:

•	converted equity targets from a fixed number of shares or units to a fixed-dollar target allowing for closer targeting of market pay levels;

•	introduced performance-based equity awards, adjusted at the time of vesting based on growth in diluted book value per share (“DBVPS”) over a three-year period as compared to the Company’s peers;

•	introduced performance-based adjustments to targets for time-based equity awards, adjusted at the time of grant, based on three-year growth in DBVPS as compared to the Company’s peers, phased in over a three-year period; and

•	split equity grant targets for NEOs and other senior executives (other than the CEO, who did not receive an equity award) between performance-based and time-based equity awards.

2013 Annual Incentive Plan

For the 2013 Annual Incentive Plan, the Compensation Committee implemented a more formulaic method of calculating annual incentive cash payouts which includes assigned weightings for each financial and non-financial metric. For all executives other than our CEO, the financial metrics are weighted at 80%, while individual non-financial performance metrics are weighted at 20%. For our CEO, the financial metrics are weighted at 85%, while individual non-financial metrics are weighted at 15%.

The Company financial metrics for 2013 were: (i) operating return on average common equity[1] (“operating ROACE”); and (ii) one-year growth in DBVPS as of September 30, 2013, as compared with the Company’s peer group. Operating ROACE is calculated by dividing operating income/loss (which represents after-tax operational results without consideration of after-tax net realized investment gains/losses, foreign exchange gains/losses and losses on repurchase of preferred shares for the period) by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the period.

To be more consistent with best practices, starting in 2014, the Company will use distinct financial metrics for the 2013 Equity Program and 2013 Annual Incentive Plan. Operating ROACE will be used as the sole financial measure for determining annual bonus payments, as we believe that this metric represents an appropriate short-term measure. DBVPS will be used as the sole financial metric for determining the amount of equity grants, as we believe that this metric best reflects long-term financial success for companies in our industry.

[1]

Operating income (loss) and return on average common equity are “non GAAP financial measures” as defined in Regulation G. A reconciliation of operating income (loss) to net income (loss) available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in the “Non-GAAP financial measures” section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 21, 2014, as is a discussion of the rationale for the presentation of these items.

PROXY STATEMENT SUMMARY 3

Clawback Policy

The Compensation Committee also adopted an executive compensation recoupment policy (“Clawback Policy”). Specifically, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on expected regulations to be issued by the U.S. Securities and Exchange Commission to fulfill aspects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Committee expects to revise this policy once final regulations are issued. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect.

Amendment to Insider Trading Policy

We amended our Insider Trading Policy to prohibit all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations.

After the adoption of the changes to our compensation programs and practices highlighted above and discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement, members of our senior management re-engaged with our largest shareholders representing holdings in excess of 25% of our shares to discuss the changes. During these discussions, management received positive feedback from this group of top shareholders.

Additional Information regarding the Company’s Compensation Practices	The changes to the executive compensation programs, establishment of the Clawback Policy and amendment to our Insider Trading Policy as described above are in addition to changes approved by the Compensation Committee over the last several years intended to align executive compensation with the best long-term interests of the Company’s shareholders. In particular, the Committee previously:

	•	implemented stock ownership guidelines that apply to the Company’s executive officers, and other senior officers, in order to encourage a long-term focus in managing the Company;

	•	amended executive officer employment agreements to eliminate any excise tax gross-up provisions as well as certain perquisites;

	•	replaced “single-trigger” change of control vesting provisions in equity award agreements with “double-trigger” provisions, which provide for accelerated vesting of awards due to a change of control only if either AXIS terminates the executive’s employment without cause or the executive terminates his or her employment for good reason within two years following a change of control; and

	•	implemented cash-settlement at vesting for 50% of equity awards, excluding awards to NEOs, in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

4 PROXY STATEMENT SUMMARY

Corporate Governance Highlights		Corporate Governance is an area of significant focus for our Board. In order to ensure that our corporate governance framework enables our Board to oversee the operation and strategic direction of our Company and carry out its responsibilities to shareholders, we regularly engage with our shareholders as well as governance organizations. These interactions help us to review our corporate governance principles and practices to ensure that they are appropriate in light of emerging practices and reflect our strong commitment to good corporate governance. Our current practices include the following, many of which are discussed in further detail throughout this proxy statement:

	•	Majority vote standard for election of directors

	•	No stockholder rights plan (“poison pill”)

	•	No supermajority voting provisions other than for amalgamation or merger, which require the approval of at least 75% of the votes cast under Bermuda Law

	•	Independent lead director

	•	No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly-held corporations

	•	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

	•	Shareholder engagement

	•	Majority independent Board and fully independent Audit, Compensation and Corporate Governance and Nominating Committees

	•	Regular Board and Committee self-evaluation process

Prompt return of your proxy will help reduce the costs of resolicitation.

PROXY STATEMENT SUMMARY 5

PROPOSAL 1. ELECTION OF DIRECTORS

BOARD STRUCTURE

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class II director expires at the Annual General Meeting in 2014; the term of office for each Class I director expires at the Annual General Meeting in 2015; and the term of office for each Class III director expires at the Annual General Meeting in 2016. At each annual general meeting, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Four Class II directors are to be elected at the meeting to hold office until the Annual General Meeting in 2017. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

In our discussions with shareholders after the 2013 Annual Meeting, we were asked about whether the Board had recently evaluated the merits of the classified, or “staggered,” nomination and election of our directors. In response to this inquiry, the Board specifically considered all aspects of changing to a procedure in which all of our directors are nominated for election each year as compared with continuing our current practice. Based upon this analysis, the Board continues to believe that a classified board structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management. As compared with an annual election process, this approach promotes a long term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Assuming that there is a quorum consisting of two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company, the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy at the Annual General Meeting is required for the election of directors, the non-binding approval of the compensation paid to our NEOs and the ratification of the appointment of Deloitte. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. In determining whether: (i) a director nominee has been elected by the shareholders; and (ii) the compensation paid to our NEOs has been approved, abstentions and “broker non-votes” will have no effect on the outcome of any of these proposals because such shares are not considered votes cast. Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. Therefore, there will be no “broker non-votes” on the ratification of the appointment of Deloitte and in determining whether the proposal has received the requisite number of affirmative votes to be approved, abstentions will have no effect on such proposal because such shares are not considered votes cast. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors should bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines

6 PROPOSAL 1. ELECTION OF DIRECTORS

experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Committee carefully considers are the benefits to the Company of diversity of race, gender, ethnicity and national origin in board composition.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth in “Director Nominees” and “Directors Continuing in Office” below. In particular, the Board considered the following:

•	Mr. Bell’s extensive background in capital markets transactions as well as economic, financial and country risk analysis;

•

Mr. Benchimol’s 32 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and, formerly, Chief Financial Officer;

•	Ms. Boisseau’s extensive background and significant expertise in insurance law and regulation;

•	Mr. Butt’s 47 years of insurance industry experience and expertise;

•	Mr. Davis’s distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

•	Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisitions arena;

•	Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and the insurance industry;

•	Mr. Keane’s significant experience in banking and financial services, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•	Sir Andrew Large’s background in investment banking and his distinguished career with the Bank of England, including his service there as a Deputy Governor for Financial Stability;

•	Ms. Lister’s background in banking and finance and her experience as the Chairperson and Chief Executive Officer of the Bermuda Monetary Authority;

•	Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations and management;

•	Mr. Smith’s background and extensive banking experience, including his 33 year career with the Bank of Bermuda;

•	Ms. Young’s background, expertise in Asian matters and significant experience advising multinational business enterprises; and

•	Mr. Zeller’s extensive global insurance and reinsurance background, management experience and knowledge, including his experience as the Chairman of the Executive Board of Hannover Re.

In addition, in connection with the nominations of Messrs. Friedman, Ramey and Zeller and Ms. Lister for election as directors at the 2014 Annual General Meeting, the Board considered their valuable contributions to the Company’s success during their term of Board service.

PROPOSAL 1. ELECTION OF DIRECTORS 7

DIRECTOR NOMINEES

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting. Effective December 31, 2013, Donald J. Greene retired as a director of the Company. The Company is grateful to Mr. Greene for his professional guidance to the Board and his exceptional contributions to the Company since inception.

Name	Age	Class	Position
Robert L. Friedman	71	II	Independent Director
Cheryl-Ann Lister	56	II	Independent Director
Thomas C. Ramey	70	II	Independent Director
Wilhelm Zeller	69	II	Independent Director

Robert L. Friedman	Robert L. Friedman has served as a director since our inception. Since July 2012, Mr. Friedman has been a Senior Advisor of The Blackstone Group L.P. (“Blackstone”). From February 1999 to June 2012, he was a Senior Managing Director of that firm, and from January 2003 to August 2010 he was also its Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman currently serves as a director of TRW Automotive Holdings Corp, Orbitz Worldwide Inc. and YRC Worldwide Inc.

Cheryl-Ann Lister	Cheryl-Ann Lister was elected as a director in September 2008. Ms. Lister began her career in 1980 in the investment department of the Bank of N.T. Butterfield & Son Limited. From 1987 to 1992, she served as the manager of the investment department at Bermuda Commercial Bank. In 1992, she joined EBT Securities Limited, a privately held international investment trading company, and ultimately served as a director with responsibilities for the company’s operations in Bermuda and Brazil. From 1999 through 2006, Ms. Lister served in both the Chairperson and Chief Executive Officer roles at the Bermuda Monetary Authority, which is responsible for regulating and supervising financial institutions in Bermuda. Ms. Lister was a founding member and President of the Bermuda Society of Financial Analysts and served as a Governor for the Association of Investment Management and Research (now the CFA Institute). She also served as President of the International Society of Financial Analysts. Ms. Lister currently serves as a consultant to the Bermuda Ministry of Justice on matters relating to anti-money laundering and anti-terrorism financing, is the Chairperson of the National Anti-Money Laundering Committee and serves as a director of FIL Limited and HSBC Bank Bermuda Limited.

Thomas C. Ramey	Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution and a director of The Warranty Group. Mr. Ramey was formerly a member of the Chongqing Mayor’s International Advisory Council, a director of the International Insurance Society and the Coalition of Services Industries and Chairman of the International Fund for Animal Welfare.

Wilhelm Zeller

Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich

8 PROPOSAL 1. ELECTION OF DIRECTORS

Insurance Company. A NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of EIS Group Ltd. and Towers Watson & Co.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of these nominees.

PROPOSAL 1. ELECTION OF DIRECTORS 9

DIRECTORS CONTINUING IN OFFICE

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting.

Name	Age	Class	Position
Geoffrey Bell	74	III	Independent Director
Albert A. Benchimol	56	III	Chief Executive Officer and President
Jane Boisseau	68	I	Independent Director
Michael A. Butt	71	I	Chairman of the Board of Directors
Charles A. Davis	65	I	Independent Director
Christopher V. Greetham	69	III	Independent Director
Maurice A. Keane	72	III	Independent Director
Sir Andrew Large	71	I	Independent Director
Henry B. Smith	65	III	Independent Director
Alice Young	63	I	Independent Director

Geoffrey Bell	Geoffrey Bell has served as a director since September 2006. He currently is President of Geoffrey Bell and Company, formed in 1982 as a consultant to major corporations and banks internationally, providing advice on capital market transactions as well as undertaking economic, financial and country risk analysis. He also is the Founder and is a member of the Board of Directors of the Consultative Group of International Economic and Monetary Affairs known as the Group of 30.

Albert A. Benchimol	Albert A. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011 and was appointed Chief Executive Officer and President on May 3, 2012. He has served as a director since January 2012. Prior to joining the Company, Mr. Benchimol served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.‘s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was formerly with the Bank of Montreal from 1982 to 1989.

Jane Boisseau	Jane Boisseau was elected as a director in December 2012. Ms. Boisseau is a former partner and Co-Chair of the Insurance Regulatory Department of the law firm Dewey & LeBoeuf LLP with substantial experience in a variety of insurance regulatory, compliance and transactional matters. She began her legal career in 1985 at LeBoeuf, Lamb, Leiby & MacRae, the predecessor firm to Dewey & LeBoeuf LLP.

Michael A. Butt	Michael A. Butt has served as Chairman of the Board or a director since September 2002. Mr. Butt has over 46 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009. In 2011, Mr. Butt was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions over the past 20 years toward the building of the Bermuda reinsurance industry.

Charles A. Davis

Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC (“Stone Point”). From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc.,

10 PROPOSAL 1. ELECTION OF DIRECTORS

serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis also is a director of The Hershey Company and The Progressive Corporation.

Christopher V. Greetham	Christopher V. Greetham has served as a director since October 2006. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, Mr. Greetham served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane	Maurice A. Keane has served as a director since September 2002. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He is currently a member of the National Pension Reserve Fund Commission. He served as a director of Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation Limited) from the time of its nationalization in January 2009 until February 2013.

Sir Andrew Large	Sir Andrew Large has served as a director since December 2006. He retired as Deputy Governor for Financial Stability at the Bank of England and as a member of the Bank’s Monetary Policy Committee in 2006. Prior to his appointment to the Bank of England in September 2002, he was Deputy Chairman of the Board of Barclays Bank plc from May 1998 when he also chaired the Group of 30 Project on Clearing and Settlement. From 1992 to 1997, he chaired the Securities and Investments Board in the United Kingdom. He was an investment banker from 1970 through 1990 at Orion Bank and Swiss Bank Corporation of which he was a member of the Management Board from 1987 through 1989. He began his career at British Petroleum in 1964.

Henry B. Smith	Henry B. Smith has served as a director since May 2004. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking. He also is a director of HSBC Bank Bermuda Limited, a wholly-owned indirect subsidiary of HSBC Holdings plc.

Alice Young	Alice Young was elected as a director in February 2013. Since 1994, Ms. Young has served as a partner at the international law firm Kaye Scholer LLP and as Chairperson of the firm’s Asia Pacific practice. In 2013, Ms. Young became Special Counsel of Kaye Scholer LLP and continues to serve as Chairperson of the firm’s Asia Pacific practice. She has extensive experience advising multinational entities and entrepreneurs on their business and investment activities in the United States and Asia. Ms. Young also serves as a member of the Board of Directors and on the Executive and Examining Committees of Mizuho Trust & Banking Co. (USA); as a Trustee of the Aspen Institute and Asia Foundation; and as an Associate Fellow of Davenport College, Yale University. Ms. Young is also a member of the Council on Foreign Relations, Committee of 100, Asia Society, the US-China Business Council and Japan Society.

PROPOSAL 1. ELECTION OF DIRECTORS 11

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Our Board currently consists of 14 directors, of which 12 are independent directors. The Board has affirmatively determined that each of Messrs. Bell, Davis, Friedman, Greetham, Keane, Large, Ramey, Smith and Zeller and Mmes. Boisseau, Lister and Young is independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. Similarly, because Mr. Butt was an employee of the Company until his May 3, 2012 retirement, he is not independent under the NYSE listing standards. Mr. Butt continues to serve as Chairman of the Board in his capacity as a non-management director. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.

With respect to Mr. Charles A. Davis, the Board reviewed his current relationship with Stone Point, assets that we currently have under management with affiliates of Stone Point and contracts for services we have with affiliates of Stone Point. The Board determined that none of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE. As of February 2013, neither Mr. Davis nor any of the Stone Point entities are shareholders of AXIS. For more details about this relationship and transactions, see “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Davis is the Chief Executive Officer of Stone Point. Stone Point is the manager of Trident II, which was a founding investor of AXIS and, until February 2013, was a beneficial holder of our common stock. We also have contracted with StoneRiver RegEd Inc., an affiliate of Stone Point, for broker and adjuster licensing, appointment and compliance services. In 2013, we paid $463,558 to StoneRiver RegEd Inc. for these services. We also have funds invested in an account managed by SKY Harbor Capital Management, LLC, an affiliate of Stone Point. In 2013, we paid SKY Harbor $1,994,112 in management fees for their services.

We provide insurance in the ordinary course of business to various entities that are affiliated with some of our directors and/or principal shareholders. These transactions are negotiated on an arm’s-length basis.

Policies and Procedures for Transactions with Related Persons. We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts promptly to our General Counsel.

In addition to the reporting requirements under the Code of Business Conduct, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

12 CORPORATE GOVERNANCE

BOARD COMMITTEES

Our Board maintains Executive, Audit, Compensation, Corporate Governance and Nominating, Finance and Risk Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at www.axiscapital.com. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board in February 2014, within the meaning of the NYSE listing standards, applicable SEC regulations and our Corporate Governance Guidelines.

Name	Executive	Audit	Compensation	Corporate Governance and Nominating	Finance	Risk	Independent Director
Mr. Bell				Member	Member	Member	X
Mr. Benchimol	Member
Ms. Boisseau		Member		Member			X
Mr. Butt	Member
Mr. Davis	Member				Chair		X
Mr. Friedman			Member		Member		X
Mr. Greetham			Member		Member	Member	X
Mr. Keane		Member		Member		Member	X
Sir Andrew Large				Member		Chair	X
Ms. Lister				Member		Member	X
Mr. Ramey		Chair	Member				X
Mr. Smith	Chair	Member	Chair	Chair			X
Ms. Young		Member					X
Mr. Zeller					Member	Member	X
2013 Meetings	0	8	7	4	4	5

Executive Committee. The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.

Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC.

Compensation Committee. The Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees, overseeing the annual evaluation of the Board and its committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE.

CORPORATE GOVERNANCE 13

Finance Committee. The Finance Committee oversees the finance function of the Company, including the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and to monitor our compliance with our aggregate risk standards and risk appetite. The Risk Committee also evaluates compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.

MEETINGS OF THE BOARD AND ITS COMMITTEES

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met six times during the year ended December 31, 2013. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). All of our directors attended our 2013 Annual General Meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2013, as part of the agenda for each of the five regularly-scheduled Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

LEAD INDEPENDENT DIRECTOR

The Board believes that the role of Lead Independent Director enhances effective governance. The Company’s Corporate Governance Guidelines provide that the non-management directors will elect a Lead Independent Director for a three-year term of office or until his or her successor shall be duly appointed. The Lead Independent Director may serve for a maximum of two consecutive three-year terms. Mr. Smith has served as Lead Independent Director since May 2012. In addition to presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present, the Lead Independent Director’s duties include:

•	providing input on meeting scheduling, agendas and information that is provided to the Board;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on a per request basis.

BOARD LEADERSHIP STRUCTURE

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’s leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt serves as our Chairman of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2013, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

14 CORPORATE GOVERNANCE

CONSIDERATION OF DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

RISK GOVERNANCE AND RISK MANAGEMENT

The key elements of our governance framework relating specifically to risk management are described below.

Board of Directors Level. Our Board of Directors has oversight responsibility for our risk management. Our Board approves any changes to the guidelines and key principles of our risk framework. The Risk Committee of our Board (“Risk Committee”) which serves as a focal point for this oversight, recommends to the Board any changes to our risk tolerances, reviews the measurement of adherence to those tolerances, monitors the aggregation of risk, and reviews key risk issues and exposures. The Risk Committee further reviews our general risk policies and procedures to ensure that effective systems of risk management have been established and are maintained.

•

The Risk Committee assesses the independence and objectivity of our Group Risk Management function (“Group Risk”), approves its terms of reference and reviews its ongoing activities. The Risk Committee receives regular reports from Group Risk and assesses whether significant risk issues are being addressed by management. The Risk Committee also ensures compliance with our risk framework.

•	The Finance Committee of our Board oversees our investment of funds and adequacy of financing facilities. This includes approval of our strategic asset allocation plan.

•

The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures and also reviews with management and the Chairman of the Risk Committee our guidelines and policies regarding risk assessment and risk management.

CORPORATE GOVERNANCE 15

Group Executive Level. Our Management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and limits across our operating entities, with the objective of balancing return and risk. While the Management Executive Committee is responsible overall for risk management, it has delegated some authority to various committees. Three executive level committees focus on our risk exposure:

•

Our Risk Management Committee has responsibility for reviewing the allocation of capital, approving individual risk limits and determining changes to our internal risk capital methodology. The Risk Management Committee also reviews new business plans in the context of our risk framework and defined risk appetite. Further, the Risk Management Committee reviews and advises management with respect to certain individual transactions in accordance with the quantitative and qualitative criteria outlined in our business referral guidelines.

•

Our Investment & Finance Committee oversees our investment activities by, among other things, monitoring market risks, the performance of our investment managers and our asset-liability management, liquidity positions and investment policies and guidelines. The Investment & Finance Committee also prepares our strategic asset allocation and presents it to the Finance Committee of our Board for approval.

•	Our Reinsurance Security Committee sets out the financial security requirements of our reinsurance counterparties and recommends tolerance levels for different types of ceded business.

Group Risk Management Level. As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the “owner” of risk management processes and is responsible for managing our business within defined risk tolerances.

•

Our Chief Risk Officer leads our independent Group Risk function, which is responsible for oversight of risk taking activities and providing guidance and support for risk management practices. Group Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee and the Risk Management Committee of our risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the group and operating entity level. Our Chief Risk Officer regularly reports risk matters to our Chief Executive Officer, Management Executive Committee and the Risk Committee.

•

Our global risk management network also includes risk officers within our business units and investment department. These local risk units, which have regular and close interaction with Group Risk, assist with embedding the risk management framework into our business.

•

Internal Audit, an independent, objective function, reports to the Audit Committee of our Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal audit also provides an independent validation of our internal capital model and coordinates risk-based audits, compliance reviews and other specific initiatives to evaluate and address risk within targeted areas of our business.

•

Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulations are observed and that we react appropriately to impending legislative changes and applicable court rulings.

CODE OF BUSINESS CONDUCT

We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller. Our Code of Business Conduct and our Corporate Governance Guidelines are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

16 CORPORATE GOVERNANCE

PRINCIPAL SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of February 15, 2014 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:

•	Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•	Each of our directors

•	Each of our NEOs

•	All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Geoffrey Bell	11,375	*
Albert A. Benchimol	567,958	*
Jane Boisseau	4,892	*
Michael A. Butt	1,215,956	1.1%
Charles A. Davis	–	*
Robert L. Friedman	42,714	*
Christopher V. Greetham	24,949	*
Maurice A. Keane (2)	93,802	*
Sir Andrew Large	5,024	*
Cheryl-Ann Lister	21,357	*
Thomas C. Ramey	12,276	*
Henry B. Smith (3)	42,152	*
Alice Young	2,177	*
Wilhelm Zeller	8,370	*
John W. Gressier	340,744	*
Joseph C. Henry	18,671	*
John D. Nichols	80,663	*
Dennis B. Reding (4)	302,871
All directors and executive officers as a group (19 persons) (5)	2,853,386	2.5%
Other Shareholders
FMR LLC and related entities (6)	10,780,866	9.4%

*	Less than 1%

(1)	Unless otherwise indicated, the number of common shares beneficially owned and percentage ownership are based on 112,059,576 common shares outstanding as of February 10, 2014 adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)	Includes 85,802 common shares held directly by Mr. Keane and options to acquire 8,000 common shares.

(3)	Includes 34,152 common shares held directly by Mr. Smith and options to acquire 8,000 common shares.

(4)	Includes 247,871 common shares held directly by Mr. Reding and options to acquire 55,000 common shares.

(5)	Includes 2,782,386 common shares and options to acquire 71,000 common shares.

(6)

The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 10 to the Schedule 13G filed on February 14, 2014 by FMR LLC (“FMR”) and Edward C. Johnson 3d, 245 Summer Street, Boston Massachusetts, 02210, and includes common shares beneficially held as of December 31, 2013 by such entities. FMR has sole voting power over 711,042 common shares and sole dispositive power over 10,780,866 common shares. Fidelity Management & Research Company (“Fidelity”), 245 Summer Street, Boston, Massachusetts, 02210,

PRINCIPAL SHAREHOLDERS 17

a wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 10,053,122 common shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds, each has sole power to dispose of the 10,053,122 shares owned by the Funds. Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado, 80202, a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 17,000 common shares. Edward C. Johnson 3d and FMR, through its control of SelectCo and the SelectCo Funds, each has sole power to dispose of the 17,000 common shares owned by the SelectCo Funds. Fidelity Low-Priced Stock Fund, 245 Summer Street, Boston, Massachusetts, 02210, an investment company, is the owner of 7,940,200 common shares. Strategic Advisers, Inc., 245 Summer Street, Boston, Massachusetts, 02210, a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 232 common shares. Pyramis Global Advisors, LLC, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 46,400 common shares. Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors, LLC, each has sole power to dispose of the 46,400 shares owned by Pyramis Global Advisors, LLC. Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 664,112 common shares. Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors Trust Company, each has sole power to dispose of the 664,112 shares owned by Pyramis Global Advisors Trust Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2013, with the exception of a single Form 4 filing on behalf of Mr. Butt regarding one transaction, which was subsequently filed four business days after the required filing date.

18 PRINCIPAL SHAREHOLDERS

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position
Albert A. Benchimol (1)	56	Chief Executive Officer, President and Director
Christopher N. DiSipio	51	Chief Executive Officer, AXIS Accident & Health
John W. Gressier	46	Chief Executive Officer, AXIS Insurance
Joseph C. Henry	61	Chief Financial Officer
John D. Nichols	54	Chief Executive Officer, AXIS Reinsurance
Dennis B. Reding	65	Chief Operating Officer

(1)	Mr. Benchimol’s biography is available under “Directors Continuing in Office.”

Christopher N. DiSipio	Christopher N. DiSipio has been Chief Executive Officer of AXIS Accident & Health since February 2009 and has served as an Executive Officer since September 2012. Mr. DiSipio develops and implements our Accident & Health strategy worldwide. He has 29 years of experience in the insurance industry, specifically in the Accident & Health business. Prior to joining AXIS, he had been with the Chubb Corporation since 1999, most recently as the Chief Operating Officer and Senior Vice President for Life, Accident & Health. Mr. DiSipio began his insurance career in 1984 as an underwriter with CNA Insurance Company, where he helped start and subsequently led the company’s International Accident & Health Division.

John “Jack” W. Gressier	John “Jack” W. Gressier has been Chief Executive Officer of AXIS Insurance since 2012. He served as Chairman of AXIS Insurance from 2007 to 2012 and Deputy Chairman from 2005 to 2007. He previously was Chief Executive Officer and President of AXIS Global Insurance from 2002 to 2005. Mr. Gressier has over 26 years of experience in the insurance industry. He served as an underwriter at Charman Underwriting Agencies from 1989 until 1998, when ACE Limited acquired that entity. Mr. Gressier then served as Deputy Underwriter of Syndicates 488/2488, Director of ACE Global Markets Underwriting Limited and Director of Marine and Specialty Lines for Syndicate 2488. He also was a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining AXIS in 2002.

Joseph C. Henry	Joseph C. Henry joined the Company as Chief Financial Officer in June 2012. He previously had served as Executive Vice President and Chief Financial Officer of XL Insurance since 2006. From 2003 to 2006, Mr. Henry was the Global Controller for XL Global Services and also served as the interim Corporate Controller for XL Capital from 2005 to 2006. Prior to joining XL, he held various senior leadership positions at Meadowbrook Insurance Group including Chief Operating Officer and Chief Financial Officer. Mr. Henry began his career at KPMG where he became an Audit Partner before leaving to join the Hanover Insurance Companies as its Chief Financial Officer and Treasurer in 1987.

John “Jay” D. Nichols	John “Jay” D. Nichols joined the Company in April 2012 as Chief Executive Officer of AXIS Reinsurance. Mr. Nichols is the former President of RenaissanceRe Ventures Ltd., where he and his team were responsible for business development and management of RenaissanceRe’s Joint Ventures and Venture Capital businesses. In his role at RenaissanceRe, Mr. Nichols was responsible for the formation of DaVinci Reinsurance and Top Layer Reinsurance, as well as several sidecars and other ventures. Prior to joining RenaissanceRe in 1995, Mr. Nichols held various positions at Hartford Steam Boiler, Monarch Capital and the accounting firm of Matson, Driscoll and D’Amico.

EXECUTIVE OFFICERS 19

Dennis B. Reding	Dennis B. Reding was appointed Chief Operating Officer of the Company in January 2007 and, prior to that appointment, served as Chairman of AXIS Insurance since January 2005. From January 2003 until December 2004, he was Chief Executive Officer of AXIS U.S. Insurance. Mr. Reding has 44 years of industry experience. Mr. Reding was President and Chief Executive Officer of Westchester Specialty Group from 1992 to 1998. He then served as President and Chief Executive Officer of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and Chief Executive Officer of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

20 EXECUTIVE OFFICERS

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis section below as well as the discussion regarding the Compensation Committee and Compensation Committee Process, also below.

The Board has adopted a policy providing for annual Say on Pay advisory votes. Accordingly, the next Say on Pay vote will occur in 2015.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the compensation paid to our NEOs.

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION 21

COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis section which follows explains the Company’s executive compensation program as it relates to our named executive officers (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2013 were:

Albert A. Benchimol	Chief Executive Officer and President (“CEO”)
John W. Gressier	Chief Executive Officer, AXIS Insurance
Joseph C. Henry	Chief Financial Officer (“CFO”)
John D. Nichols	Chief Executive Officer, AXIS Reinsurance
Dennis B. Reding	Chief Operating Officer (“COO”)

EXECUTIVE SUMMARY

2013 Say on Pay Voting Results and Shareholder Engagement

At our 2013 Annual General Meeting of Shareholders, less than a majority of shareholders voted to approve our NEO compensation. Our Board of Directors and the Compensation Committee carefully considered the results of this “Say on Pay” vote and took the following actions with respect to our executive compensation program:

•	Analyzed our Compensation Programs and Practices: The Compensation Committee directed management to partner with an external compensation consultant to:

–	conduct a comprehensive review of our compensation programs and practices as compared to our peer group and the financial industry in light of the Say on Pay result and given the maturity of the Company beyond the start-up phase; and

–	Provide recommendations on what practices should be changed to better align our executives’ compensation with the interests of our shareholders.

•

Met with Shareholders: In the third quarter of 2013, our Compensation Committee Chairman and Lead Independent Director, as well as members of senior management, met with a number of the Company’s largest shareholders with cumulative shareholdings of approximately 27% to discuss our executive compensation program in an effort to better understand the underlying reasons for our Say on Pay vote outcome.

•

Actively Solicited Feedback from Shareholder Advisory Services: The Compensation Committee and management sought and reviewed feedback from the various shareholder advisory services to ensure that our program design maximizes long-term shareholder value.

What We Determined

As a result of our comprehensive compensation review, we determined that we needed to address the following items in regard to our compensation practices and programs:

•

Strengthen our Pay-for-Performance Structure: Some elements of our executive compensation practices could be improved to strengthen the alignment between executive compensation and the best interests of our shareholders.

•

Enhance the Link between Compensation Performance Measures and Company Operating Objectives: Our compensation performance measures needed to be better aligned with the Company’s short and long-term, strategic operating objectives.

•	Increase the Variable Components of Compensation: A larger portion of executive compensation, particularly long-term equity compensation, should be “at risk”, dependent upon Company performance.

•

Reduce Executive Compensation Benchmarks: We were encouraged to target executive base salaries at a level below our historical benchmark of the 60th to 65th percentile as compared to similar positions at comparable companies.

•

Use Distinct Financial Metrics for each Compensation Element: We were advised that establishing different performance metrics for short and long-term incentive awards represents an executive compensation best practice.

22 COMPENSATION DISCUSSION & ANALYSIS

•	Provide More Transparency to our Shareholders: We were urged to provide more detailed and transparent disclosure to our shareholders around our compensation programs and our decision-making process.

What We Did

As a result of our shareholder engagement efforts and the comprehensive compensation program review, the Compensation Committee: (a) developed and adopted the AXIS Capital Holdings Limited 2013 Executive Long-Term Equity Compensation Program (the “2013 Equity Program”) and the 2013 Executive Annual Incentive Plan (the “2013 Annual Incentive Plan”); (b) instituted an executive compensation recoupment policy (“Clawback Policy”); and (c) approved an amendment to the Company’s Insider Trading Policy to prohibit the pledging or hedging of AXIS securities by all employees and directors. These changes to our executive compensation programs reflect three themes: (i) a commitment to an enhanced pay-for-performance philosophy with incentive compensation more clearly linked to Company, business unit and individual performance; (ii) the expanded use of pre-defined metrics for the determination of annual incentive payments; and (iii) the introduction of performance criteria within the 2013 Equity Program for our NEOs, in addition to the performance criteria currently applicable to our CEO’s equity compensation.

2013 Equity Program

In December 2013, the Compensation Committee adopted the following as part of the 2013 Equity Program:

•	converted equity targets from a fixed number of shares or units to a fixed-dollar target allowing for closer targeting of market pay levels;

•	introduced performance-based equity awards adjusted at the time of vesting based on growth in diluted book value per share (“DBVPS”) over a three-year period as compared to the Company’s peers;

•

introduced performance-based adjustments to targets for time-based equity awards, adjusted at the time of grant based on three-year growth in DBVPS as compared to the Company’s peers, phased in over a three-year period; and

•

split equity grants for NEOs and other senior executives (other than the CEO, who did not receive an annual equity award in 2013, as discussed below) between performance-based (50% allocation) and time-based awards (50% allocation).

2013 Annual Incentive Plan

For the 2013 Annual Incentive Plan, the Compensation Committee implemented a more formulaic method of calculating annual incentive cash payouts which includes assigned weightings for each financial and non-financial metric. The Company financial metrics for 2013 were: (i) operating return on average common equity (“operating ROACE”); and (ii) one-year growth in DBVPS as compared with the Company’s peer group. For all executives other than our CEO, the financial metrics are weighted at 80%, while individual non-financial performance metrics are weighted at 20%. For our CEO, the financial metrics are weighted at 85%, while individual non-financial metrics are weighted at 15%.

Clawback Policy

The Compensation Committee also adopted a Clawback Policy. Specifically, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on expected regulations to be issued by the U.S. Securities and Exchange Commission to fulfill aspects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Committee expects to revise this policy once final regulations are issued. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect.

COMPENSATION DISCUSSION & ANALYSIS 23

Amendment to Insider Trading Policy

We amended our Insider Trading Policy to prohibit all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations.

Follow-Up Meetings with Shareholders

In the fourth quarter of 2013, members of our senior management again engaged with several of our largest shareholders to discuss the changes to our compensation program. As feedback, many shareholders gave a general indication that they viewed the changes implemented by AXIS since the 2013 Annual General Meeting to be responsive to the feedback and recommendations provided.

Further Changes for 2014

In February 2014, the Compensation Committee adopted the 2014 Executive Annual Incentive Plan (the “2014 Annual Incentive Plan”). Under this plan, our sole financial metric for bonus awards will be operating ROACE, eliminating the growth in DBVPS metric, which will now only be used to evaluate grants and payouts of equity awards. This change will result in distinct financial metrics for our 2013 Equity Program and 2014 Annual Incentive Plan, which we have been advised represents a compensation program design best practice. Further, the Compensation Committee approved the introduction of business unit financial performance metrics within our 2014 Annual Incentive Plan and adjusted the weightings of the metrics for our business unit and corporate function leaders, further enhancing the correlation between executive pay and performance.

Previously Implemented Changes

The structural changes to our executive compensation program, establishment of the Clawback Policy and amendment to our Insider Trading Policy described above are in addition to the following best practices approved and implemented in prior years by the Compensation Committee intended to align executive compensation with the long-term interests of our shareholders:

✓     No tax gross-ups. The employment agreements for our NEOs do not contain excise tax gross-up provisions and we do not provide other tax gross-ups beyond what is generally available for all employees.

✓     Independent compensation consultant. Our Compensation Committee engages an independent compensation consultant that reports directly to them.

✓     Cash-settlement for a portion of equity awards. Implemented cash-settlement at vesting for 50% of each equity award, excluding awards to our NEOs, in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

✓     Stock ownership guidelines. We maintain stock ownership guidelines and holding requirements that apply to our senior executives to encourage a long-term focus in managing our business.

✓     Double-trigger in the event of a change-in-control. We replaced “single-trigger” change-in-control vesting provisions within our equity program to ensure that awards will only vest automatically upon a change in control of the Company if the employee is subsequently terminated.

✓     No individual executive retirement plans.

✓     Limited executive perquisites.

24 COMPENSATION DISCUSSION & ANALYSIS

Corporate Governance Highlights

Corporate governance practices were also an area of interest during our shareholder visits. Corporate governance is an area of significant focus for our Board and is a critical component to our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:

✓ Majority vote standard for election of directors.
Each director must be elected by a majority of
votes cast, not a plurality.

✓    No “over-boarding”. None of our directors serve
on the board of directors of more than three
other publicly-held corporations.

✓    Shareholder engagement. We engage with our
shareholders to better understand their
perspectives.

✓    Regular Board and committee self-evaluation
process.

✓    No hedging the economic risk of owning AXIS
stock or pledging of AXIS shares for loans or
other obligations.

✓    No stockholder rights plan (“poison pill”).

✓ Independent lead director.

✓    Shareholders holding 10% or more of our
outstanding stock have the right to call a
special meeting.

✓    Majority independent Board. Our Board
comprises all independent directors, except our
CEO and Chairman.

✓    Independent Audit, Compensation and
Corporate Governance and Nominating
Committee.

✓    Robust Code of Business Conduct. AXIS is
committed to operating our business with the
highest level of ethical conduct and has adopted
the Code of Business Conduct that applies to all
employees as well as the Board of Directors.
Our Code of Business Conduct is available at
www.axiscapital.com.

EXECUTIVE COMPENSATION PHILOSOPHY

At AXIS, our mission is to become the leading diversified global specialty insurance and reinsurance company as measured by quality, sustainability and profitability. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. To achieve these goals, we have designed our executive compensation programs to retain and award leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or “at risk”, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. In addition to leading the Company’s day-to-day underwriting and operating activities, our NEOs manage and lead a team of senior professionals that we believe is one of the strongest teams in our industry. The significant diversity of our operations and successful management of these operations ultimately serve to maintain our capital and drive long-term shareholder returns. Therefore, we have designed our NEOs’ compensation to reflect this situation, both to compensate them for the functions they perform and to ensure that their compensation is connected to the successes attributable to their skills and responsibilities.

The primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on certain short-term and long-term financial metrics. For 2013, our incentive compensation programs were tied to Company financial performance and both Company and individual non-financial performance.

Company Financial Metrics

The financial metrics that we measure our Company performance against are operating ROACE and growth in DBVPS as compared to our peer group. We believe operating ROACE represents an appropriate short-term measure as it reflects the rate of return the Company is earning on its capital and surplus. Generally, the higher the return, the greater use the Company is making of the funds invested by its shareholders, assuming risk is measured and managed appropriately. As for our long-term Company performance measure, we use growth in DBVPS as compared to our peers, as we believe that the evidence demonstrates that this measure best reflects long-term financial success for (re)insurers. Each year, the Compensation Committee sets a target operating ROACE after considering the Company’s business plan for the current year. Under our growth in DBVPS metric, “target” performance is achieved only if the Company achieves growth at or above the 60th percentile of our peer group.

COMPENSATION DISCUSSION & ANALYSIS 25

Under our 2013 Annual Incentive Plan, we utilized both of the Company metrics discussed above, while our 2014 Annual Incentive Plan will use operating ROACE as the sole Company performance metric. Additionally, our 2014 Annual Incentive Plan will incorporate a business unit financial metric to further enhance the pay-for-performance linkage for our business unit CEOs. Similarly, beginning in 2014, the growth in DBVPS metric will be used as the sole Company performance measure under our equity program.

Company and Individual Non-Financial Metrics

Our CEO establishes the Company’s non-financial objectives, as described under the “2013 Business Highlights” section below. Our CEO evaluates and makes a recommendation to the Compensation Committee on the performance of the NEOs against these objectives. The Compensation Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final determination for this element of each NEO’s compensation.

In summary, the Company has made significant changes in both 2013 and 2014 to enhance the link between incentive compensation and Company, business unit and individual performance, as described in detail under “Executive Summary,” “Annual Incentive Awards” and “Long-Term Incentive Awards” in this Compensation Discussion and Analysis section. These changes reflect feedback from our shareholders, shareholder advisory services and compensation consultants along with market data and analysis in an effort to better align our executives’ compensation with the best interests of our shareholders.

COMPENSATION COMMITTEE PROCESS

Under our Compensation Committee’s charter, the Committee sets the CEO’s annual compensation after evaluating his performance under corporate goals and objectives set by the Committee each year. The Compensation Committee also has the authority to:

•	approve initial offers of employment for senior executives;

•	make recommendations to the Board regarding compensation programs and policies affecting our executives as well as our other employees;

•	make recommendations on the form and amount of director compensation;

•	approve all equity awards to our executives and to set the pool for all other equity awards; and

•	approve the design of our incentive and equity compensation plans and any changes or amendments to those plans.

Our Compensation Committee generally receives proposals and information from our Chief Human Resources Officer and CEO for their consideration regarding executive compensation and also receives input from our Chief Human Resources Officer, and the Compensation Committee’s independent consultant, as necessary, regarding director compensation. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

At the beginning of each calendar year, our Compensation Committee:

•	reviews the incentive plan results from the prior year;

•	makes final determinations regarding salaries for the current year;

•	approves equity awards and incentive cash payments for prior-year performance;

•	establishes the performance goals under the incentive plans for the current year;

•	approves the Compensation Committee’s report for our proxy statement; and

•	conducts a self-assessment.

Mid-year, the Compensation Committee reviews the compensation consultant’s report regarding our executive compensation program and reviews our employee compensation programs. In the fall of every year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to make preliminary decisions

26 COMPENSATION DISCUSSION & ANALYSIS

regarding the salaries for the next calendar year and to determine the equity awards and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results. In February of the following year, and before any awards are distributed, the Compensation Committee considers the final audited year-end financial results and either confirms or adjusts the preliminary awards accordingly based upon their review.

RISK MANAGEMENT AND COMPENSATION

The Compensation Committee believes that AXIS’s executive compensation program does not encourage inappropriate risk-taking and the Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. Specifically, the annual incentive pool for the Company’s 2013 Annual Incentive Plan is tied to our operating ROACE and growth in DBVPS relative to our peer group, which ensures that our shareholders’ long-term interests are at the forefront of decision-making for our employees and NEOs.

Additionally,

•

our Compensation Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case in 2011 when no annual bonuses were paid to our NEOs, or if our risk management policies or tolerances have been breached;

•	our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results, as described above;

•	our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders; and

•	our Compensation Committee retains an independent compensation consultant, apart from the consultant retained by management, as discussed in detail below.

COMPENSATION COMMITTEE CONSULTANT

Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for such consultant or advisor. The Compensation Committee engages Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant to assist in establishing compensation policies and programs. During 2013, PM&P:

•	reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other NEOs;

•	prepared formal presentations for the Compensation Committee in May 2013 regarding executive compensation; and

•	reviewed director compensation biennially, with its last review and formal report occurring in September 2012.

PM&P does not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In February 2014, the Compensation Committee evaluated whether any work performed by PM&P raised any conflict of interest and determined that it did not.

From time-to-time, management also engages its own external compensation consultant to advise us with regard to our compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs. While the external compensation consultant has acted as management’s compensation consultant for general compensation programs in various capacities with respect to our employees worldwide, and assists management with regard to its compensation recommendations for our executive officers, the Compensation Committee has separately engaged PM&P as its independent compensation consultant to avoid any conflicts of interest.

COMPENSATION DISCUSSION & ANALYSIS 27

2013 PEER BENCHMARKING

Although AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Compensation Committee uses benchmarking to guide decision-making with respect to executive pay levels. As a part of its evaluation, PM&P provided executive compensation data, information on current market practices and alternatives to consider when determining compensation for our NEOs. In 2013, PM&P benchmarked our executive compensation program design, executive pay, and performance against a peer group of insurance and reinsurance companies listed below that are publicly traded and comparable to AXIS in product offerings, market segment, geography, annual revenues, premiums, assets and market value. The Committee reviews the composition of the peer group with PM&P annually.

Peer Group Companies

•	ACE Limited

•	XL Group plc

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	Arch Capital Group Ltd.

•	Endurance Specialty Holdings Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	Renaissance Re Holdings Ltd.

•	Aspen Insurance Holdings Limited

•	Allied World Assurance Company Holdings, Ltd.

•	Validus Holdings Ltd.

•	Alterra Capital Holdings Ltd. (deleted from the peer group for 2014 due to merger)

In light of PM&P’s benchmarking of our NEO compensation, the negative Say on Pay vote outcome and the comprehensive review of our compensation programs and practices conducted by management and its external compensation advisor, as discussed above, the Compensation Committee approved meaningful updates to the Company’s executive compensation program and established a structure that ensures the interests of our Company’s senior leaders are aligned with those of our shareholders by linking our NEOs’ compensation to both the short and long-term performance of the Company.

The Compensation Committee will continue to review the suitability of our executive compensation program and modify its design as appropriate.

28 COMPENSATION DISCUSSION & ANALYSIS

KEY COMPONENTS OF COMPENSATION

The following table lists the elements of target direct compensation for our 2013 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall company and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. The Committee establishes the performance measures and ranges of performance for the variable compensation elements. For 2014, the Committee has introduced business unit performance as an additional performance metric for our business unit leaders.

	Component	Purpose
Fixed	Base Salary	•Attract and retain executives •Compensate executives for level of responsibility and experience
Variable	Annual Incentive Awards

•Reward achievement of annual company financial and non-financial objectives, which include individual and, for 2014, business unit performance goals

•Promote accountability and strategic decision-making

	Long-Term Incentive Awards	•Align the interests of our NEOs with those of our shareholders by rewarding the achievement of long-term goals •Encourage strategic decision making •Promote accountability •Retain key executives

2013 BUSINESS HIGHLIGHTS

For AXIS, 2013 was a year of achievement of numerous key objectives and continued progress in pursuing the following four strategic initiatives previously established by our CEO:

•	Investing in our people and culture

•	Delivering diversified growth

•	Optimizing our enterprise-wide risk portfolio

•	Enhancing operational excellence

Financially, 2013 was a year of solid profitability. Despite competitive markets and a difficult interest rate environment, we increased our gross and net written premium, grew our book value and improved our return on equity and successfully lowered our cost of capital. We rewarded investors by again returning substantially all our operating profits through dividends and buybacks. AXIS finished the year with net income available to common shareholders of $684 million ($495 million in 2012), or $5.93 per diluted common share ($4.00 per diluted common share in 2012). Additionally, diluted book value per share increased year over year by 7% to $45.80 per share and we achieved a ROACE of 13.1%. With respect to the financial metrics used within our executive incentive plans, as described in more detail below, AXIS achieved an annual operating ROACE of 12.1%, which equated to 120% of our 2013 operating ROACE target, which was 10%. In addition, we grew our 12-month diluted book value per share by 2.4% compared to 4.4% for our peer group median as of September 30, 2013, our annual measurement date for this metric.

As for our Company non-financial objectives, the following are among the highlights of our achievements during 2013 advancing our strategic initiatives and were considered in evaluating the non-financial performance of our NEOs:

•	Established AXIS Syndicate 1686 which provides us with a Lloyd’s underwriting platform and enhances our access to international specialty lines business

•	A.M. Best upgrade to an A+ rating, placing AXIS within a select group within our industry

•	Introduced new business initiatives which provide further balance and diversification to our underwriting portfolios and are designed to reduce volatility in our results, including:

–	Expansion of our energy, marine and professional lines into new geographic markets through our Singapore and Australian offices;

COMPENSATION DISCUSSION & ANALYSIS 29

–	Continued strong growth in AXIS Accident and Health line of business;

–	Within our Reinsurance Segment, the launch of a weather and commodities unit and third party capital venture;

–	Growth in our new agriculture reinsurance business with significant new business in 2013; and

–	Improvement in our marketing efforts with the establishment of a new broker relationship management function;

•

Reduced our probable maximum loss exposure across our portfolios, including through the issuance of a catastrophe bond through North Shore Re to provide $200 million of protection for U.S. annual aggregate catastrophe losses in excess of $1 billion

•	Continued investment in our information technology initiatives

•	Continued investment in a training and development initiative designed to enhance the capabilities of our staff and improve staff retention

•	Effected enhancements to our compensation practices and policies to improve alignment of our compensation with our shareholder’s interests

Based on these results, the Compensation Committee approved the following with respect to the 2013 performance year:

•	No change to base salaries in 2014 for our NEOs

•	Bonuses awarded to our NEOs ranging between 97% and 101% of target

•	Equity grants for our NEOs granted at 100% of target, with vesting for 50% of the awards subject to satisfying Company performance conditions

•	A decrease in total direct compensation for our NEOs, which we define as 2013 salary earned plus bonus and equity awarded for 2013 performance, of between 0.5% and 46% from the prior year

BASE SALARY

Salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally with the demands of the market for executive talent. A competitive salary allows us to attract and retain key staff. In addition, salaries enable our NEOs to maintain an appropriate standard of living in the locations where we operate and, accordingly, base salaries differ by geographic location.

AXIS management is in the process of reviewing and updating our salary grade structures and our benchmarking strategy with the help of an external compensation consultant. We expect to complete this analysis in 2014. Our existing salary structures and compensation philosophy have been in place since 2003, and served us well when we were a start-up company and beyond. However, based on the continued success and growth of AXIS, we believe we need to shift our philosophy to rely more heavily on market data when making base salary decisions.

Placement of our NEOs within a salary range will be based on the market data for an individual’s position, the candidate’s historical compensation, geographic location, individual performance and the Compensation Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (except for himself).

The base salary for Mr. Benchimol was established in May 2012 when he was appointed as our CEO and President after previously serving as our Chief Financial Officer and is reflective of his increased level of responsibility. Mr. Benchimol’s salary was determined by the Compensation Committee, after review of peer company CEO compensation and was set at and remains $1.1 million per year. Messrs. Gressier, Henry, Nichols and Reding’s salaries are governed by their employment agreements within the salary structure discussed above.

The CEO recommends annual salary increases, if any, for our NEOs (except for himself) at the end of each calendar year. The Compensation Committee reviews and approves the increases, if any, using the guidelines described above. The Compensation Committee reviews and evaluates the performance of the CEO and approves any changes to his salary. Those decisions are then reviewed and ratified by the independent directors of our Board.

30 COMPENSATION DISCUSSION & ANALYSIS

The following table reflects the Compensation Committee’s decision to make no changes to our NEOs’ base salaries for 2014:

Name	FY 2013 Base Salary		FY 2014 Base Salary
Albert A. Benchimol	$1,100,000		$1,100,000
John W. Gressier	£585,000	(1)	£585,000
Joseph C. Henry	$565,000		$565,000
John D. Nichols	$900,000		$900,000
Dennis B. Reding	$500,000		$500,000

(1)	Base pay as established December 5, 2013, in connection with Mr. Gressier’s relocation to the United Kingdom (refer to footnote 3 to the “Summary Compensation Table” below).

ANNUAL INCENTIVE AWARDS

Annual incentive compensation for our NEOs is provided under our 2013 Annual Incentive Plan adopted by our Compensation Committee in December 2013. The 2013 Annual Incentive Plan is intended to provide for more formulaic annual incentive payouts to our NEOs and serves as a critical tool for rewarding the achievement of our annual corporate goals.

In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. Annual incentive targets for our NEOs are governed by the terms of their employment agreements, but are not guaranteed. No changes were made to our annual incentive targets during the year. The individual annual incentive targets for our NEOs for 2013 and 2014 are as follows:

Name	2013 Annual Incentive Target	2014 Annual Incentive Target
Albert A. Benchimol	175%	175%
John W. Gressier	125%	125%
Joseph C. Henry	100%	100%
John D. Nichols	125%	125%
Dennis B. Reding	100%	100%

To further our goal of keeping the best interests of shareholders at the forefront of our decision making, our NEOs’ annual incentive for 2013 is funded based on two Company financial metrics, as established by the Compensation Committee in February 2013. For each financial metric, the Compensation Committee also establishes target performance goals which result in the funding of each NEO’s annual incentive target at 100% and superior performance goals which results in the funding of each NEO’s annual incentive target at 150%. The Company financial metrics, along with target and superior performance goals, for 2013 are listed below:

Company Financial Metrics	Target Performance	Superior Performance
Operating ROACE	10%	15%
Growth in DBVPS as Compared to Peers	At or above median	Top one-third

These targets reflect the Compensation Committee’s view that our industry continues to operate in a challenging part of the market cycle with a historically low interest rate environment. The Compensation Committee believed that the targets for 2013 represented a challenging yet realistic goal as of the beginning of the year and acknowledged that the 10% operating ROACE goal was a reasonable target in light of the 2013 budgeted operating ROACE that was presented by management and approved by our Board of Directors in December 2012.

In December 2013, as part of the adoption of the 2013 Annual Incentive Plan and in an effort to introduce a more formulaic approach to determining bonus payouts, the Compensation Committee approved the following changes to the previously established payout factors for our NEO’s 2013 annual incentive awards:

•

For the operating ROACE metric, payout factors ranged from 0% to 200%, with 10% operating ROACE continuing to yield a 100% of target payout and 15% operating ROACE continuing to yield a 150% of target payout with pro-rata funding based on other operating ROACE results.

COMPENSATION DISCUSSION & ANALYSIS 31

•	For the growth in DBVPS metric, payout factors ranged from 0% to 200%, with the 60th percentile, as compared to our peer group, now yielding 100% of target payout.

•	For the achievement of Company and individual non-financial metrics, payout factors can range between 0% and 150%.

Additionally, the Compensation Committee approved 2013 weightings for each of these metrics for our CEO and other NEOs as follows:

Metric	CEO	Other NEOs
Growth in DBVPS	42.5%	40%
Operating ROACE	42.5%	40%
Company and Individual Non-Financial Metric	15%	20%
Total Weight	100%	100%

Performance Results & Payouts

With respect to our financial goals for the year, AXIS achieved an annual operating ROACE of 12.1%. In addition, we grew our one-year DBVPS by 2.4% as of September 30, 2013, which ranked us in the 42nd percentile as compared to our peer group. The combination of these metrics resulted in payout factors of 120% and 60%, respectively. For the non-financial metrics, payout factors ranged from 125% to 150%, based on each NEO’s relative contribution to the advancement of our strategic initiatives, as described in the 2013 Business Highlights section above.

The combined, adjusted weighting for all metrics resulted in bonus payments to our NEOs ranging from 97% to 100.5% of their 2013 bonus targets.

The tables below illustrate the calculation used for each of our NEOs under our new 2013 Annual Incentive Plan to determine bonus payouts:

Albert A. Benchimol

2013 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
Operating ROACE	120.0%	42.5%	51.0%	$1,925,000	$981,750
Growth in DBVPS	60.0%	42.5%	25.5%		$490,875
Non-Financial	150.0%	15.0%	22.5%		$433,125
Total			99.0%		$1,905,750
				Rounded: $1,900,000

John W. Gressier

2013 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus(1)	= Bonus Payout
Operating ROACE	120.0%	40.0%	48.0%	$1,205,685	$578,729
Growth in DBVPS	60.0%	40.0%	24.0%		$289,364
Non-Financial	127.5%	20.0%	25.5%		$307,450
Total			97.5%		$1,175,543

(1)	Converted from GBP based on December 31, 2013 exchange rate of 1.6488.

Joseph C. Henry

2013 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
Operating ROACE	120.0%	40.0%	48.0%	$ 565,000	$271,200
Growth in DBVPS	60.0%	40.0%	24.0%		$135,600
Non-Financial	125.0%	20.0%	25.0%		$141,250
Total			97.0%		$548,050

32 COMPENSATION DISCUSSION & ANALYSIS

John D. Nichols

2013 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
Operating ROACE	120.0%	40.0%	48.0%	$1,125,000	$540,000
Growth in DBVPS	60.0%	40.0%	24.0%		$270,000
Non-Financial	125.0%	20.0%	25.0%		$281,250
TOTAL			97.0%		$1,091,250

Dennis B. Reding

2013 Metric	Payout Factor	x Weighting	= Adjusted Weighting	X Target Bonus	= Bonus Payout
Operating ROACE	120.0%	40.0%	48.0%	$ 500,000	$240,000
Growth in DBVPS	60.0%	40.0%	24.0%		$120,000
Non-Financial	142.5%	20.0%	28.5%		$142,500
TOTAL			100.5%		$502,500

COMPENSATION DISCUSSION & ANALYSIS 33

The graphs below summarize the Company’s financial targets within our 2013 Annual Incentive Plan along with actual results and the corresponding bonus payouts to our CEO and other NEOs:

34 COMPENSATION DISCUSSION & ANALYSIS

2014 Annual Incentive Plan

In February 2014, the Compensation Committee approved the 2014 Annual Incentive Plan, which operates similarly to the 2013 Annual Incentive Plan, with the following enhancements:

•	For our business unit CEOs, the Committee added a business unit financial performance metric to strengthen the pay-for-performance linkage.

•

The performance metric weightings were updated for our business unit CEOs and corporate function leaders. For business unit CEOs, the Company financial metric is weighted at 50%, while the business unit financial metric and Company and individual non-financial metric are each weighted at 25%. For corporate function leaders and other eligible executives, the Company financial metric is weighted at 75%, with the Company and individual non-financial metric weighted at 25%. The CEO’s weightings of 85% Company financial and 15% Company and individual non-financial performance remain unchanged.

•	The Committee also updated the ranges for the non-financial performance payout factors from 0% to 200%, consistent with the financial metrics within the plan.

LONG-TERM INCENTIVE AWARDS

In 2013, we provided long-term incentive compensation through equity awards under our shareholder-approved 2007 Long-Term Equity Compensation Plan (the “2007 LTEP”). Equity awards are an especially valuable tool in linking the personal interests of our NEOs to those of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive’s equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider very important in a competitive industry. Furthermore, because other employers with whom we compete for executive talent grant equity as part of their compensation packages, we include this as an element of our executive compensation to be competitive in the market for executive talent.

As discussed in our proxy statement for our 2013 Annual General Meeting, in February 2013, the Compensation Committee approved annual awards of RSUs to our NEOs for 2012 performance as indicated below. These awards were reflective of our above target performance in 2012. The RSUs vest 25% per year over four years. Because these equity awards reflect performance for the 2012 fiscal year and were granted early in 2013, they are included in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” in this proxy statement.

Name	2012 Equity Target	RSUs Awarded in 2013 (2012 Performance)
Albert A. Benchimol	N/A	N/A
John W. Gressier	35,000	45,000
Joseph C. Henry	30,000	30,000
John D. Nichols	35,000	40,000
Dennis B. Reding	37,500	37,500

COMPENSATION DISCUSSION & ANALYSIS 35

In December 2013, the Compensation Committee approved the 2013 Equity Program which replaced the historical fixed-share targets with fixed-dollar value targets. The Compensation Committee further aligned the interests of our NEOs with our shareholders by introducing two types of equity awards for our NEOs: (i) time-based awards with performance-based adjustments at the time of grant; and (ii) performance-based awards with performance-based adjustments applied at the time of vesting. As detailed on the following pages, our CEO did not receive an annual equity award in either 2013 or 2014, for 2012 and 2013 performance, respectively. Mr. Benchimol was granted a one-time equity award in 2012 in lieu of annual equity grants that traditionally would be made over the three-year life of his employment agreement. The table below illustrates 2012 equity targets, expressed as a fixed-share amount, as compared to the new 2013 equity targets, expressed as a fixed-dollar amount, as well as the 50/50 split between time-based and performance-based vesting:

			2013 Target – Split
Name	2012 RSU Target (#)	2013 RSU Target ($)	Time-Based RSUs	Performance- Based RSUs
Albert A. Benchimol	N/A	N/A	N/A	N/A
John W. Gressier	35,000	$1,400,000	$700,000	$700,000
Joseph C. Henry	30,000	$1,200,000	$600,000	$600,000
John D. Nichols	35,000	$1,400,000	$700,000	$700,000
Dennis B. Reding	37,500	N/A	N/A	N/A

Historically, at the end of each fiscal year, the Compensation Committee determines the actual awards to be made in its discretion, considering competitiveness, retention needs, Company and individual performance and any other factors it deemed relevant. However, based on shareholder feedback and with the adoption of the 2013 Equity Program, the determination of adjusted targets for time-based RSUs and ultimate vesting payouts for performance-based RSUs is now based on pre-determined criteria, as follows:

•

Time-based RSU targets are adjusted at time of grant based on a three-year look back in growth in DBVPS as compared to our peers, measured as of September 30 of the performance year. Adjustments to time-based targets can range from 75% to 125% of target, depending on our growth in DBVPS percentile as compared to our peer group.

•

Performance-based RSU targets are adjusted at time of vesting based on a three-year look back in growth in DBVPS as compared to our peers as of the September 30 preceding the RSU vesting date. Adjustments at vesting can range from 10% to 200% of target, depending on our growth in DBVPS percentile as compared to our peer group.

The table below illustrates the annual equity target and 50/50 split between time-based and performance-based awards and the potential payouts, without regard to movement in share price, under each grant.

Name	2013 Equity Target	Time-Based Vesting (50%) Value Ranges			Performance-Based Vesting (50%) Value Ranges			Total Value Ranges Based on Performance
		75%	100%	125%	10%	100%	200%	Minimum	Maximum
Albert A. Benchimol	N/A	-	-	-	-	-	-	-	-
John W. Gressier	$1,400,000	$525,000	$700,000	$875,000	$70,000	$700,000	$1,400,000	$595,000	$2,275,000
Joseph C. Henry	$1,200,000	$450,000	$600,000	$750,000	$60,000	$600,000	$1,200,000	$510,000	$1,950,000
John D. Nichols	$1,400,000	$525,000	$700,000	$875,000	$70,000	$700,000	$1,400,000	$595,000	$2,275,000
Dennis B. Reding	N/A	-	-	-	-	-	-	-	-

The Compensation Committee believes the significant range between the minimum and maximum equity payouts, as displayed above, highlights the meaningful amount of NEO compensation that is at risk under the 2013 Equity Program and reflects the Company’s commitment to a pay-for-performance compensation structure in alignment with the interests of our shareholders.

The adjustments to time-based award targets will be phased in over a three-year period. For grants made in early 2014, we used a one-year look back period with minimum adjustments to target of 100%; for grants made in early 2015, we will use a two-year look back period with minimum adjustments to target of 90%; and grants to be made in early 2016 will use the full three-year look back and the full range of potential adjustments to target.

36 COMPENSATION DISCUSSION & ANALYSIS

Performance Results

In 2013, we grew our one-year DBVPS by 2.4%, as of September 30, 2013, our annual measurement date for this metric, which puts us in the 42nd percentile of our peer group. This would have resulted in adjusting our time-based award targets to 85% of target. However, because the 2013 performance year minimum target adjustment was 100% due to 2013 being a transition year, as discussed above, the Compensation Committee approved the following equity awards in early 2014 for 2013 performance. These awards, approved in February 2014, will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Time-Based RSU	Performance-Based RSU
Albert A. Benchimol	N/A	N/A
John W. Gressier	$700,000	$700,000
Joseph C. Henry	$600,000	$600,000
John D. Nichols	$700,000	$700,000
Dennis B. Reding	N/A	N/A

Vesting

Time-based awards vest in four equal installments over a four-year vesting period, while performance-based awards “cliff vest” on the third anniversary of the date of grant.

COMPENSATION DISCUSSION & ANALYSIS 37

MIX OF PAY

To illustrate the impact of compensation changes made in 2013, the tables below display the 2012 mix of pay for our NEOs based on data presented in the 2013 proxy statement and the 2013 mix of pay as disclosed in the Summary Compensation Table. Mix of pay includes base salary, annual incentive (bonus) payment, awards of restricted stock/units (RSUs) and performanced-based restricted stock/unit awards (PSUs).

As illustrated above, in 2012, our CEO had 95% of his compensation at risk due in part to an up-front equity award granted in 2012 which was intended to cover the initial three-year term of his employment as discussed further below. In 2013, our CEO had 63% of his pay at risk, reduced from 2012 as a result of not receiving a 2013 equity award. Our other NEOs’ at-risk pay for 2013 ranges from 73% to 76%.

38 COMPENSATION DISCUSSION & ANALYSIS

CEO’S MIX OF PAY

Total direct compensation for our CEO, as set forth in the “Summary Compensation Table” below declined by 86% from 2012 to 2013. In connection with Mr. Benchimol’s appointment as CEO and President in May 2012, he was granted an award of 500,000 shares of restricted stock. Under the terms of this award, 250,000 of the shares will vest in three equal installments on the first, second and third anniversary of the May 2012 award date, while the remaining 250,000 shares will be eligible to vest in May 2015 only if our three-year growth in DBVPS, measured as of March 31, 2015, is greater than that of the median of the Company’s peer group. If the performance conditions are not satisfied, the entire 50% portion of the award that is dependent upon performance will be forfeited. The award was intended to:

•	align the long-term interests of our new CEO with those of our shareholders; and

•	reward him in the event our performance exceeds the median of our peer group over a three-year period.

The one-time award in 2012 was granted in lieu of annual equity grants that traditionally would be made over the three-year life of his employment agreement. Consistent with this intent, Mr. Benchimol did not receive an annual equity award in either 2013 or 2014, for 2012 and 2013 performance, respectively, unlike the other NEOs who received annual equity awards (other than Mr. Reding, who received a cash award in lieu of an equity award) and there is no current expectation he will receive a standard annual equity award over the remaining initial term of his employment agreement.

The table below illustrates the actual amounts of total direct compensation (base salary, bonus and equity compensation, as reported in the “Summary Compensation Table” in this proxy statement) for 2012 and 2013 for Mr. Benchimol and demonstrates the effect of his 2012 one-time award in connection with his appointment as our CEO.

PERQUISITES AND OTHER PERSONAL BENEFITS

Because our business is global and we are headquartered in Bermuda, many of our NEOs are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to NEOs who work away from their home countries, as well as in some cases, housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also pay for certain U.S. tax expenses for any non-U.S. resident, Bermuda-based employee who may be subject to incremental taxes as a result of travel to the U.S. for business purposes. These payments are

COMPENSATION DISCUSSION & ANALYSIS 39

designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

SEVERANCE BENEFITS

Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide our NEOs with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms in the industry and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon his or her departure from AXIS, which we consider a valuable benefit to us.

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS/ANTI-HEDGING AND PLEDGING

The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration, and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, the Company’s policy on insider trading prohibits all employees and directors from engaging in hedging transactions with respect to the Company’s securities and also prohibits pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our senior executives with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of AXIS securities that we expect our NEOs and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. Our stock ownership guidelines require our CEO to hold AXIS securities with a value equal to a minimum of five times his annual base salary and require the other NEOs and covered members of senior management to hold AXIS securities with a value equal to a minimum of two to three times their annual base salary. Individuals subject to the guidelines have five years from the later of: (a) September 2009 (the date of adoption of the guidelines); or (b) the date of promotion or appointment to a position subject to the guidelines to meet the applicable minimum requirement.

U.S. TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executives, although performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under

40 COMPENSATION DISCUSSION & ANALYSIS

Section 162(m). For AXIS, this rule has limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and consider the impact of this rule when developing and implementing our executive compensation program, compliance with the requirements of Section 162(m) has not been a driving factor in the operation of our executive compensation program.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. For more information about shareholder feedback opportunities, please refer to the “Shareholder Communications with the Board” section of this proxy statement.

COMPENSATION DISCUSSION & ANALYSIS 41

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Robert L. Friedman

Christopher V. Greetham

Thomas C. Ramey

42 COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation earned by: (i) each individual who served as a Chief Executive Officer of AXIS in 2013; (ii) each individual who served as a Chief Financial Officer of AXIS in 2013; and (iii) the other three most highly compensated executive officers for the year ended December 31, 2013.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Albert A. Benchimol CEO, President and Director	2013	1,100,000	-	-	1,900,000	653,631	3,653,631
	2012	1,032,038	385,000	18,863,225	1,925,000	468,758	22,674,021
	2011	857,500	-	3,529,000	-	341,368	4,727,868
John W. Gressier (3) CEO, AXIS Insurance	2013	915,153	-	1,753,200	1,175,543	732,739	4,576,636
	2012	910,000	112,500	1,653,225	1,137,500	493,361	4,306,586
	2011	910,000	-	1,828,000	-	696,488	3,434,488
Joseph C. Henry CFO	2013	565,000	-	1,168,800	548,050	63,721	2,345,571
	2012	285,577	55,000	487,050	550,000	97,584	1,475,211
John D. Nichols CEO, AXIS Reinsurance	2013	900,000	-	1,558,400	1,091,250	235,390	3,785,040
	2012	657,692	75,000	1,666,500	1,125,000	25,000	3,549,192
Dennis B. Reding (4) COO	2013	506,462	2,500	1,461,000	1,380,045	93,876	3,443,883
	2012	780,000	244,000	1,771,313	975,000	96,340	3,866,653
	2011	780,000	-	3,656,000	-	93,095	4,529,095

(1)	The grant date fair value of the awards is based on the closing price of our common stock on the NYSE on the date of the grant without taking into account estimated forfeitures.

(2)	The All Other Compensation for 2013—Supplemental Table below provides details regarding the 2013 amounts.

(3)	The salary amount for Mr. Gressier reflects his Bermuda salary paid in U.S. dollars through December 4, 2013 plus the amount of his UK salary paid in GBP upon his relocation to the United Kingdom as of December 5, 2013, converted to U.S. dollars using the exchange rate of 1.6488 as of December 31, 2013.

(4)	The amount indicated under Non-Equity Incentive Plan Compensation for Mr. Reding includes a cash payment of $880,045 in lieu of a 2014 equity award. This payment is part of our contractual obligation represented in Mr. Reding’s employment contract.

ALL OTHER COMPENSATION FOR 2013 – SUPPLEMENTAL TABLE

The following table describes the incremental cost of other benefits provided in 2013 that are included in the “All Other Compensation” column.

Name	Personal Use of Aircraft ($) (1)	Housing Allowance ($)	Retirement Contributions ($) (2)	Other Compensation ($) (3)	All Other Compensation ($)
Albert A. Benchimol	197,770	300,000	25,500	130,361	653,631
John W. Gressier	-	167,077	95,040	470,622	732,739
Joseph C. Henry	-	-	25,500	38,221	63,721
John D. Nichols	-	125,000	25,500	84,890	235,390
Dennis B. Reding	-	-	25,500	68,376	93,876

(1)	This amount represents the incremental cost to the Company of the aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease cost for the aircraft, are not included. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)	The amount for Messrs. Benchimol, Henry, Nichols and Reding represents a Company contribution under the AXIS 401(k) Plan. The amount for Mr. Gressier is the Company’s contribution under the Bermuda International Pension Plan from January through December 4, 2013, and the amount under the London Stakeholder Pension that was earned from December 5, 2013 through December 31, 2013, but not deposited into his UK account until January 2014.

EXECUTIVE COMPENSATION 43

(3)	Other Compensation includes: (i) relocation benefits in connection with Mr. Benchimol’s move to Bermuda ($32,606), Mr. Henry’s move to New York ($19,572) and Mr. Nichols’ move to Zurich, Switzerland ($20,982); (ii) a cash payment in lieu of a Company contribution to the AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan for Messrs. Benchimol ($97,755), Henry ($4,447), Nichols ($50,962) and Reding ($66,250), as these executives are no longer eligible participants due to changes in Section 457A of the Internal Revenue code; (iii) a home leave benefit for Mr. Gressier ($151,065, which included late reimbursements of prior year benefits) and a home leave benefit for Mr. Nichols ($12,946); (iv) a payment of $319,557 on the behalf of Mr. Gressier for certain incremental tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees intended to make whole our Bermuda-based non-U.S. citizen employees who, but not for required business travel, would not otherwise have incurred this obligation for U.S. taxes; (v) the cost of an executive physical for Mr. Reding; and (vi) a one-time tax gross-up of relocation benefits in the amount of $14,202 for Mr. Henry.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table provides information on annual incentive payments and restricted stock awards granted in 2013 to each of our NEOs.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: # of Shares of Stock or Units (#)	Grant Date Fair Value of Stock ($) (5)
		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Target ($)
Albert A. Benchimol	n/a	0	1,925,000	3,705,625	-	-	-
John W. Gressier	2/4/2013					45,000	1,753,200
	n/a	0	1,205,685	2,290,802	-
Joseph C. Henry	2/4/2013					30,000	1,168,800
	n/a	0	565,000	1,073,500	-
John D. Nichols	2/4/2013					40,000	1,558,400
	n/a	0	1,125,000	2,137,500	-
Dennis B. Reding	2/4/2013					37,500	1,461,000
	n/a	0	500,000	950,000	-

(1)	Effective date of grants of restricted stock unit awards under our 2007 LTEP, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis – Long-Term Equity Compensation Plans.”

(2)	Amounts represent the minimum incentive bonus opportunity pursuant to the 2013 Annual Incentive Plan.

(3)	Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(4)	Amounts represent the maximum incentive bonus opportunity pursuant to the 2013 Annual Incentive Plan.

(5)	Amounts represent the $38.96 grant date fair value per share of the restricted stock unit awards granted on February 4, 2013. The restricted stock vests in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

44 EXECUTIVE COMPENSATION

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol	Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, Mr. Benchimol serves as our Chief Executive Officer and President for a term of service to May 3, 2015, and is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our 2007 LTEP; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 24 months from the date of termination.

John W. Gressier	Under the terms of an employment agreement dated December 5, 2013, Mr. Gressier serves as the Chief Executive Officer of AXIS Insurance for a term of service to December 31, 2016 and is entitled to: (i) an annual base salary of no less than £585,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in the Company’s 2007 LTEP with an annual target share or unit award valued at $1,400,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Gressier’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Gressier desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

Joseph C. Henry	Under the terms of an employment agreement dated May 16, 2012, Mr. Henry serves as our Chief Financial Officer for a term of service to December 31, 2014 and is entitled to: (i) an annual base salary of no less than $550,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 100% of base salary should performance targets be met; (iii) participation in our 2007 LTEP with an initial annual target grant of 30,000 restricted shares; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Henry’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Henry desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

EXECUTIVE COMPENSATION 45

John D. Nichols	Mr. Nichols serves as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated February 6, 2012 for a term of service to December 31, 2014 and is entitled to: (i) an annual base salary of no less than $900,000; (ii) participation in our Annual Incentive Plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our 2007 LTEP with an initial annual target grant of 35,000 restricted shares; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Nichol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Nichols desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

Dennis B. Reding	Mr. Reding serves as the Company’s Chief Operating Officer under an employment agreement dated December 31, 2010, as amended December 27, 2012, for a term of service to December 31, 2015 and is entitled to: (i) an annual base salary of no less than $500,000; (ii) participation in our Annual Incentive Plan at an incentive target of 100% of base salary should performance targets be met; (iii) eligibility for a bonus cash award in lieu of equity awards for 2013, 2014 and 2015 performance, with an annual award target equal to the value of 18,500 shares of restricted stock at the time of the award, subject to the discretion of our Compensation Committee; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Reding’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 120 day notice period should Mr. Reding desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

LONG-TERM EQUITY COMPENSATION

2007 Long-Term Equity Compensation Plan. In 2007, our Board adopted and our shareholders approved the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan or “2007 LTEP,” as amended with shareholder approval in 2009 and 2012. The 2007 LTEP provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. During 2013, only restricted stock units were awarded under the 2007 LTEP to our NEOs.

Restricted stock unit awards represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. All of the restricted stock unit awards granted to our NEOs during 2013 vest (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in

46 EXECUTIVE COMPENSATION

connection with a change in control, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” Holders of restricted stock unit awards receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting.

2013 ANNUAL INCENTIVE PLAN

We fund annual incentive payments under our 2013 Annual Incentive Plan to provide performance-based cash annual bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our 2013 Annual Incentive Plan, see “Compensation Discussion and Analysis”–“Annual Incentive Awards” above.

RETIREMENT BENEFITS

Our NEOs participate in our International Pension Plan, our U.S. 401(k) Plan, and our London Stakeholder Pension Plan. Mr. Gressier participated in our International Pension Plan and our London Stakeholder Pension Plan during 2013 and Messrs. Benchimol, Henry, Nichols and Reding participated in the AXIS 401(k) Plan during 2013.

The International Pension Plan permits participants to make contributions to their own accounts in the plan, and requires us to contribute an amount equal to at least 10% of each participant’s base salary each year, reduced by any amounts that we are required to contribute to another plan, although we may contribute more in our discretion. For 2013, we contributed an amount equal to 10% of Mr. Gressier’s eligible earnings to the International Pension Plan. Our contributions to the International Pension Plan vest fully after the participant has been in the plan for two years. Benefits are paid after termination of employment or upon death or disability either in cash or by transfer to another retirement plan or retirement product.

The London Stakeholder Pension Plan permits employees to make contributions to their own account in the plan, and requires us to contribute an amount equal to 15% of each participant’s base salary earned each year. Our contributions to the London Stakeholder Pension Plan vest immediately. Benefits are distributable upon death, retirement or by transfer to another pension plan provider. Benefits are distributable upon disability if an early annuity is requested due to ill health.

In the United States, we maintain the AXIS 401(k) Plan under which participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2013, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $255,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

ADDITIONAL BENEFITS

Each of our NEOs are encouraged to participate in our Executive Health Examination Program which entitled each of them to have a physical examination in 2013. We pay the full cost of the physical examination plus any travel-related expenses. In 2013, Mr. Reding completed a physical examination. Amounts reimbursed to Mr. Reding are included in the 2013 “All Other Compensation” column of the “Summary Compensation Table”.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft and his employment contract provides for up to 30 hours of personal usage per calendar year.

EXECUTIVE COMPENSATION 47

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table sets forth information regarding all outstanding equity awards held by our NEOs.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Grant Date	Number of Shares or Number Units of Stock that have Not Vested (#) (3)	Market Value of Shares or Units of Stock that have Not Vested ($) (4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that have Not Vested (#) (3)	Equity Incentive Plan Awards:Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (4)
Albert A. Benchimol	-	-	-	1/17/2011	50,000	2,378,500	-	0
				2/6/2012	39,375	1,873,069	-	0
				5/3/2012	166,667	7,928,349	250,000	11,892,500
								Aggregate Market Value:
								24,072,418
John W. Gressier	-	-	-	2/8/2010	10,000	475,700	-	-
				2/7/2011	25,000	1,189,250	-	-
				2/6/2012	39,375	1,873,069	-	-
				2/4/2013	45,000	2,140,650	-	-
								Aggregate Market Value:
								5,678,669
Joseph C. Henry	-	-	-	6/18/2012	11,250	535,163	-	-
				2/4/2013	30,000	1,427,100	-	-
								Aggregate Market Value:
								1,962,263
John D. Nichols	-	-	-	4/2/2012	37,500	1,783,875	-	-
				2/4/2013	40,000	1,902,800	-	-
								Aggregate Market Value:
								3,686,675
Dennis B. Reding	55,000	28.02	1/12/2015	2/8/2010	12,500	594,625	-	-
				2/7/2011	50,000	2,378,500	-	-
				2/6/2012	42,188	2,006,883	-	-
				2/4/2013	37,500	1,783,875	-	-
								Aggregate Market Value:
							-	6,763,883

(1)	The option awards granted to Mr. Reding on January 13, 2005 were granted pursuant to the 2003 Long-Term Equity Compensation Plan (the “2003 LTEP”). As a result of the approval of the 2007 LTEP, option awards are no longer made under the 2003 LTEP. Mr. Reding’s option awards vested in three equal installments on the first, second and third anniversaries of the date of grant.

(2)	The aggregate value of Mr. Reding’s outstanding 55,000 options as of December 31, 2013 is $1,075,250.

(3)	The restricted stock awards/units granted on February 8, 2010, January 17, 2011, February 7, 2011, February 6, 2012, April 2, 2012, June 18, 2012 and February 4, 2013 all vest equally at 25% per year over a four-year period. The restricted stock award granted on May 3, 2012 vests equally at one-third per year over a three-year period. The performance award granted on May 3, 2012 will vest on May 3, 2015 provided certain performance conditions are satisfied.

(4)	The market value is based on the closing price of our common stock on December 31, 2013 which was $47.57.

48 EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table sets forth information regarding the amounts received by our NEOs as a result of the exercise of stock options and vesting of restricted stock held by our NEOs during the 2013 fiscal year.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Albert A. Benchimol	-	-		121,458	$5,147,604	(3)
John W. Gressier	80,000	$1,311,200	(1)	43,125	$1,719,869	(4)
Joseph C. Henry	-	-		3,750	$174,150	(5)
John D. Nichols	-	-		12,500	$521,875	(6)
Dennis B. Reding	40,000	$736,289	(2)	60,937	$2,428,277	(7)

(1)	On May 9, 2013, Mr. Gressier completed a cashless exercise of 40,000 stock options with an exercise price of $28.02 and a fair market value of $45.21, acquiring 40,000 shares. Mr. Gressier also completed a second cashless exercise of 40,000 stock options on May 10, 2013 with an exercise price of $29.62, acquiring 40,000 shares.

(2)	On November 6, 2013, Mr. Reding completed four option exercises of 10,000 each for a total of 40,000 stock options, all with an exercise price of $29.62. The fair market value on the date of exercise varied as follows: 20,000 shares at $48.05; 10,000 shares at $48.01; and 10,000 shares at $48.00.

(3)	Total shares vested for Mr. Benchimol consisted of:

– 25,000 on January 17, 2013 based on the closing price of our common stock on January 17, 2013 of $36.72

– 13,125 on February 6, 2013 based on the closing price of our common stock on February 6, 2013 of $39.59

– 83,333 on May 3, 2013 based on the closing price of our common stock on May 3, 2013 of $44.52

(4)	Total shares vested for Mr. Gressier consisted of:

– 13,125 on February 6, 2013 based on the closing price of our common stock on February 6, 2013 of $39.59

– 12,500 on February 7, 2013 based on the closing price of our common stock on February 7, 2013 of $39.60

– 10,000 on February 8, 2013 based on the closing price of our common stock on February 8, 2013 of $40.30

– 7,500 on February 9, 2013 based on the closing price of our common stock on February 9, 2013 of $40.30

(5)	Total shares vested for Mr. Henry consisted of:

– 3,750 on June 18, 2013 based on the closing price of our common stock on June 18, 2013 of $46.44

(6)	Total shares vested for Mr. Nichols consisted of:

– 12,500 on April 2, 2013 based on the closing price of our common stock on April 2, 2013 of $41.75

(7)	Total shares vested for Mr. Reding consisted of:

– 14,062 on February 6, 2013 based on the closing price of our common stock on February 6, 2013 of $39.59

– 25,000 on February 7, 2013 based on the closing price of our common stock on February 7, 2013 of $39.60

– 12,500 on February 8, 2013 based on the closing price of our common stock on February 8, 2013 of $40.30

– 9,375 on February 9, 2013 based on the closing price of our common stock on February 9, 2013 of $40.30

PENSION BENEFITS FOR 2013

We have no pension benefits for our NEOs.

EXECUTIVE COMPENSATION 49

NONQUALIFIED DEFERRED COMPENSATION FOR 2013

The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions ($)(1)	Aggregate Balance at Last FYE ($) (2) (3)
Albert A. Benchimol	-	-	-	-	-
John W. Gressier (4)	-	84,467	89,470	714,050	1,055
Joseph C. Henry	-	-	-	-	-
John D. Nichols	-	-	-	-	-
Dennis B. Reding	-	-	124,169	-	871,648

(1)	Mr. Gressier received a distribution from the International Plan in connection with his relocation to the United Kingdom in December 2013.

(2)	These amounts include contributions and/or balances in the International Plan for Mr. Gressier and the U.S. Supplemental Plan for Mr. Reding. Effective January 1, 2009, Mr. Reding was no longer eligible to participate in the U.S. Supplemental Plan due to IRS regulation 457A; however, he still maintains a plan balance. Messrs. Benchimol, Henry and Nichols have never been eligible to participate in the U.S. Supplemental Plan due to IRS regulation 457A.

(3)	Includes the following amounts that have been reported in “All Other Compensation” column of the Summary Compensation Table for 2013 and previous years.

Name	2013	Previous Years
Albert A. Benchimol	$0	$0
John W. Gressier	$84,467	$534,615
Joseph C. Henry	$0	$0
John D. Nichols	$0	$0
Dennis B. Reding	$0	$0

(4)	Does not include the December 2013 employer contribution to the London Stakeholder Plan, which was not applied to Mr. Gressier’s account until January 2014.

In the United States, we maintain the U.S. Supplemental Plan, which is designed to permit eligible participants to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan, to make additional deferrals from their bonus payments of up to 100% of their bonus and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan. For 2013, no NEO was eligible to participate in the U.S. Supplemental Plan.

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Our contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service is completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

Internationally, we maintain the International Pension Plan and the London Stakeholder Pension Plans. Mr. Gressier participated in the International Pension Plan and the London Stakeholder Pension Plan during 2013. The International Pension Plan is discussed in more detail in the narrative following “Summary Compensation Table” and “Grants of Plan-Based Awards in 2013 Table” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2013.

50 EXECUTIVE COMPENSATION

2007 Long-Term Equity Compensation Plan. Under the 2007 LTEP, as described above in the narrative to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2013 Table”, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement or other agreement and unless provision is made in connection with the change of control for the assumption of awards previously granted or substitution for such awards of new awards covering stock of a successor corporation, executive officers receive the following benefits:

•	Options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced.

•	Performance units are paid out as if the date of the change in control were the last day of the applicable performance period and “target performance levels” had been attained.

•	All other outstanding awards will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to the awards will lapse.

Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause; or (b) by the awardee with good reason, in each case within 24 months of the change of control.

In addition to the benefits described above for all executive officers, our NEOs, collectively referred to as “Executives” for purposes of this summary, are entitled to additional benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury, except for Mr. Gressier whose agreement is subject to U.K. law. We may terminate the Executives’ employment without cause upon 30 days’ notice, except that we may terminate Mr. Benchimol’s employment without cause upon 12-months’ notice and may terminate Mr. Gressier’s employment without cause upon 11 months’ notice, in accordance with U.K. law. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Mr. Reding whose notice period to us is 120 days. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their respective employment agreement.

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:

•	material breach of the terms of their employment;

•	conviction for a felony or commission of any act which would rise to the level of a felony;

•	commission of a lesser crime or offense that materially harms or could harm our business or reputation;

•	willful violation of our specific directives;

•	commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

•	willful failure to perform a substantial part of their duties; or

•	breach of fiduciary duty.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) (a) the scope of their respective position, authority or duties is materially adversely changed, (b) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits, (c) they are required to relocate away from their current primary place of employment, (d) they are assigned duties that are materially inconsistent with their position with the Company, (e) their immediate reporting relationships are changed or, in the case of Mr. Benchimol, he is required to report to any person or entity other than the Board, (f) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (ii) they give the Company written notice of their intent to terminate their employment as a result of such event within 30 days of such event occurring; (iii) the Company does not make the necessary corrections within 30 days of receipt of such written notice; and (iv) they terminate their employment no later than 10 days following the end of such 30 day period.

EXECUTIVE COMPENSATION 51

In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In the event that the Executives’ employment is terminated due to death or disability, then their beneficiaries or they will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, whose beneficiary or he will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested restricted shares of the Company’s common stock or restricted stock units held by the Executives pursuant to our 2007 LTEP shall immediately vest.

In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to two times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event they cease to be eligible for COBRA continuation coverage, or with respect to Mr. Gressier, he becomes eligible for other group health care coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock and restricted stock units held by them pursuant to the 2007 LTEP shall continue to vest on the applicable dates set forth in the applicable award agreements.

In the event that the Executives’ employment is terminated by the Company without cause or by them, in each case within twenty-four (24) months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage, or with respect to Mr. Gressier, he becomes eligible for other group health care coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock and restricted stock units held by them pursuant to the 2007 LTEP shall immediately vest upon the termination.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination, except for Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment. Additionally, the Executives are subject to ongoing confidentiality requirements.

52 EXECUTIVE COMPENSATION

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2013. With the exception of insured benefits, all termination payments will be made by us.

Name	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	6,545,000	8,855,000
Value of Equity Awards (2) ($)	24,072,418	24,072,418	24,072,418
Benefits and Perquisites: Medical, Dental, Vision (3) ($)	-	19,736	19,736
Total ($)	27,097,418	32,837,154	35,147,154
John W. Gressier (4)
Base Pay ($)	-	964,548	964,548
Separation Bonus ($)	1,205,685	2,411,370	3,617,055
Value of Equity Awards (2) ($)	5,678,669	5,678,669	5,678,669
Benefits and Perquisites: Medical (5) ($)	-	5,452	5,452
Total ($)	6,884,354	9,076,217	10,281,902
Joseph C. Henry
Base Pay ($)	-	565,000	565,000
Separation Bonus ($)	565,000	1,130,000	1,695,000
Value of Equity Awards(2) ($)	1,962,263	1,962,263	1,962,263
Benefits and Perquisites: Medical, Dental, Vision (3) ($)	-	13,666	13,666
Total ($)	2,527,263	3,670,929	4,235,929
John D. Nichols
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards (2) ($)	3,686,675	3,686,675	3,686,675
Benefits and Perquisites: Medical, Dental, Vision (3) ($)	-	19,736	19,736
Total ($)	4,811,675	6,856,411	7,981,411
Dennis B. Reding
Base Pay ($)	-	500,000	500,000
Separation Bonus ($)	500,000	1,000,000	1,500,000
Value of Equity Awards (2) ($)	6,763,883	6,763,883	6,763,883
Benefits and Perquisites: Medical, Dental, Vision (3) ($)	-	13,666	13,666
Total ($)	7,263,883	8,277,549	8,777,549

(1)

Under the 2007 LTEP and each of our NEO’s employment agreements, a “change in control” occurs if: (i) a person, company, government, or political subdivision, agency, or instrumentality of a government becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (iii) below; (ii) our Board is no longer composed of a majority of individuals who were either members as of the date the 2003 LTEP was adopted, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board; (iii) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the outstanding shares of our common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of

EXECUTIVE COMPENSATION 53

directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or (iv) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by each NEO for good reason. In the case of each named executive officer’s termination without cause by the Company or for good reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. Aggregate value of unvested restricted stock calculated at a price of $47.57, the closing price of our common stock on December 31, 2013.

(3)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year.

(4)	Mr. Gressier’s change in control benefits were converted to U.S. dollars from GBP using an exchange rate of 1.6488 as of December 31, 2013.

(5)	Value of comparable coverage under medical assuming the Company would provide cash equivalent payment upon termination.

54 EXECUTIVE COMPENSATION

2013 DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS

The table below sets forth information regarding compensation earned by our non-management directors in 2013.

Name	Fees Earned or Paid in Cash ($) (1)		All Other Compensation ($)		Total ($)
Geoffrey Bell	219,500		-		219,500
Jane Boisseau	218,000		-		218,000
Michael Butt	402,000	(2)	950,000	(3)	1,352,000
Charles A. Davis	216,000		-		216,000
Robert L. Friedman	216,500		-		216,500
Donald J. Greene	237,500		-		237,500
Christopher V. Greetham	273,000	(2)	-		273,000
Maurice A. Keane	277,500	(2)	-		277,500
Sir Andrew Large	223,500		-		223,500
Cheryl-Ann Lister	216,500		-		216,500
Thomas Ramey	251,000		-		251,000
Henry B. Smith	302,500	(2)	-		302,500
Alice Young (4)	192,333		-		192,333
Wilhelm Zeller	213,500		-		213,500

(1)	Under the terms of the 2013 Directors Annual Compensation Program, all or half of the annual cash retainer and all of the committee meeting fees can be distributed to the Directors in common shares in lieu of cash, pursuant to individual elections. For 2013, the following directors elected to have 50% of their annual retainer delivered in common shares resulting in the following common share payments: Mr. Bell (2,715), Ms. Boisseau (2,715), Mr. Greetham (2,715), Mr. Keane (2,716), Ms. Lister (2,716), Mr. Ramey (2,716), Mr. Smith (2,716), and Mr. Zeller (2,716); while Mr. Friedman elected to have 100% of his annual retainer delivered in common shares resulting in him receiving 5,791 common shares. All common share amounts are derived using the fair market value of our common stock on the tenth business day in January of the applicable year, pursuant to our 2013 Directors Annual Compensation Program.

(2)	Cash payment to Messrs. Butt, Greetham, Keane and Smith includes $52,000 for serving on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, during 2013.

(3)	Mr. Butt received $950,000 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended December 5, 2013.

(4)	Ms. Young joined the Board effective February 22, 2013 and her compensation reflects a proration of her annual retainer.

2013 DIRECTORS ANNUAL COMPENSATION PROGRAM

Compensation for our directors generally consists of cash compensation in the form of annual retainer and meeting fees. Directors may elect to receive common shares of the Company in lieu of all or 50% of the annual retainer and all committee fees payable to them by notifying the Company of their election prior to January 1 of the year for which the election will be effective. The number of common shares issued to participants is based on the closing fair market value of the Company’s shares on the tenth trading day in January.

Directors who also are employees do not receive compensation for their service as directors. Pursuant to the 2013 Directors Annual Compensation Program, our non-management directors received an annual retainer of $200,000 for service on the Board. Our non-management Chairman of the Board receives an additional retainer of $150,000, pro-rated based on months of services as Chairman in the applicable year. The Chairman of the Audit Committee receives an annual fee of $30,000, the Chairman of each of the Risk Committee, Finance Committee and Compensation Committee receives an annual fee of $10,000, the Chairman of the Corporate Governance and Nominating Committee receives an annual fee of $7,500 and the Lead Independent Director receives an annual fee of $15,000. Non-management directors also receive $1,500 for each committee meeting attended. Non-management directors who become directors after January 1 of any year are entitled to a pro-rated portion of the annual director compensation based on months of service in that year.

2013 DIRECTOR COMPENSATION 55

In addition to compensation received for service on our Board, directors who serve on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, received an annual retainer in the amount of $40,000 for service as director plus $3,000 for each meeting attended.

Deferred Compensation Plan. Prior to 2009, each non-management director was eligible to participate in an unfunded nonqualified deferred compensation plan known as the AXIS Capital Holdings Limited 2003 Directors Deferred Compensation Plan which was adopted by our Board and approved by our shareholders. The Directors Deferred Plan allowed participating directors to elect: (i) the amount, if any, of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares or percentage); and (ii) the form in which payment is to be made (with lump sum or three annual installments). Directors who chose to defer fees otherwise payable in shares were credited with a number of phantom stock units equal in amount to the number of shares of stock deferred. When a cash dividend is paid on the phantom stock units, the portion of the participant’s deferral account denominated in phantom share units is credited with additional phantom share units (or portions thereof). Amounts deferred were 100% vested at all times. Generally, benefits are paid upon termination of service as a director. The Directors Deferred Plan was administered by our Board. Mr. Greene, who retired from the Board effective December 31, 2013, holds phantom stock units under the Directors Deferred Plan. As of January 1, 2009, our non-management directors no longer have the option to defer compensation for services rendered after December 31, 2008. Amounts deferred prior to January 1, 2009 must be included as income as of the date the deferred amount is distributed or if no distribution has occurred as of the later of: (i) the last taxable year beginning before 2018; or (ii) the first taxable year that the amounts are no longer subject to a substantial risk of forfeiture.

Director Compensation for 2014. In September 2013, our Board, based on the recommendations of our Compensation Committee, approved an increase to the supplemental annual compensation for a director serving as the Chairman of the Risk Committee from $10,000 to $15,000. No other changes were made to director compensation.

56 2013 DIRECTOR COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity compensation plans approved by security holders	1,449,664	$27.98	6,310,845
Equity compensation plans not approved by security holders	-	-	-
Total	1,449,664	$27.98	6,310,845

(1)	Includes: (i) 213,334 stock options granted under our 2003 LTEP and the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan; (ii) 26,079 phantom stock units granted under the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan and 12,638 phantom stock units granted under our 2007 LTEP; and (iii) 1,165,113 restricted stock units and 32,500 performance units granted under our 2007 LTEP. This balance does not include 2,515,386 outstanding restricted shares, 758,500 cash-settled restricted stock units or 32,500 cash-settled performance units.

(2)	Represents the weighted-average exercise price of the 213,334 outstanding options. The weighted-average remaining term of all outstanding options is one year.

(3)	Includes common shares available for issuance under our 2007 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards and other equity-based or equity-related awards.

EQUITY COMPENSATION PLAN INFORMATION 57

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2013 and had discussions with management regarding the audited financial statements;

•

has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees”;

•

has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Thomas C. Ramey, Chairman

Jane Boisseau

Maurice A. Keane

Henry B. Smith

Alice Young

58 AUDIT COMMITTEE REPORT

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte & Touche Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends that you vote “FOR” the appointment of Deloitte & Touche Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS 59

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

Aggregate fees for professional services rendered for us by Deloitte & Touche Ltd. for the fiscal years ended December 31, 2013 and 2012 are set forth below.

	Fiscal Year 2013 ($)	Fiscal Year 2012 ($)
Audit Fees (1)	4,206,921	3,985,942
Audit-Related Fees (2)	148,425	42,700
Tax Fees (3)	423,977	415,673
All Other Fees (4)	–	–
Total	4,779,323	4,444,315

(1)	Audit Fees for the years ended December 31, 2013 and 2012 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and for the provision of opinions and comfort letters relating to our filings with the Securities and Exchange Commission.

(2)	Audit-Related Fees for the years ended December 31, 2013 and 2012 were for the audit of employees’ pension plans and assistance with the response to an SEC comment letter. Audit-Related Fees for the year ended December 31, 2013 also included an actuarial external peer review and preparation of an annual certificate to the state fire authorities for the Australian branch of our subsidiary AXIS Specialty Europe SE, U.S. State of New York regulator fees and comfort letters relating to the repurchase of common shares formerly held by Stone Point Capital LLC and its affiliates and an issuance of preferred securities.

(3)	Tax fees for the year ended December 31, 2013 include $248,701 for tax consulting services and $175,276 for tax compliance services. Tax Fees for the year ended December 31, 2012 include $230,308 for tax consulting services and $185,365 for tax compliance services.

(4)	There were no fees in the All Other Fees category for the fiscal years ended December 31, 2013 or 2012.

PRE-APPROVAL POLICY

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2013 and 2012, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

60 PRINCIPAL ACCOUNTING FEES AND SERVICES

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2015 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 28, 2014 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2014 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2015 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 5, 2015 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2015 Annual General Meeting, then the proxies designated by our Board for the 2015 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING 61

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

The proxies are solicited by our Board on our behalf for use at the 2014 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

62 OTHER MATTERS

YOUR VOTE IS IMPORTANT 24 HOURS A DAY, 7 DAYS A WEEK	VOTE BY INTERNET/TELEPHONE

INTERNET		TELEPHONE		MAIL
www.proxyvoting.com/axs		1-866-540-5760
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the enclosed envelope.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

The undersigned hereby appoints Michael A. Butt and Conrad D. Brooks, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 11, 2014 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 9, 2014 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

(Continued, and to be marked, signed and dated, on the other side)

To include any comments, please mark this box. ☐	Computershare P.O. Box 43006 Providence, RI 02940-3006

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 9, 2014:

The Proxy Statement, the 2013 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2013 are available at https://materials.proxyvote.com/G0692U.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

		FOR all nominees	WITHHOLD AUTHORITY for all nominees	EXCEPTIONS
1.	To elect the following four nominees as Class II directors of AXIS Capital Holdings Limited: (01) Robert L. Friedman (02) Cheryl-Ann Lister (03) Thomas C. Ramey (04) Wilhelm Zeller	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.	To approve, by non-binding vote, the compensation paid to our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To appoint Deloitte & Touche Ltd., Hamilton, Bermuda, to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2014 and to authorize the Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE: , 2014

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.